UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Ingersoll-Rand plc

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Ingersoll-Rand plc Registered in Ireland No. 469272	U.S. Mailing Address: One Centennial Avenue Piscataway, NJ 08854 (732) 652-7000

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of Ingersoll-Rand plc (the “Company”) will be held on Thursday, June 2, 2011, at 2:30 p.m., local time, at Adare Manor Hotel, Adare, County Limerick, Ireland, to consider and vote upon the following proposals:

1.	By separate resolutions, to re-elect as directors for a period of 1 year expiring at the end of the Annual General Meeting of Shareholders of Ingersoll-Rand plc in 2012, the following 11 individuals:

(a)	Ann C. Berzin	(g)	Constance J. Horner
(b)	John Bruton	(h)	Michael W. Lamach
(c)	Jared L. Cohon	(i)	Theodore E. Martin
(d)	Gary D. Forsee	(j)	Richard J. Swift
(e)	Peter C. Godsoe	(k)	Tony L. White
(f)	Edward E. Hagenlocker

2.	To approve a new Senior Executive Performance Plan.

3.	To consider an advisory vote relating to the Company’s compensation of its named executive officers.

4.	To consider an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

5.	To authorize the Company and/or any subsidiary of the Company to make market purchases of company shares.

6.	To approve the appointment of PricewaterhouseCoopers as independent auditors of the Company and authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

7.	To conduct such other business properly brought before the meeting.

Only shareholders of record as of the close of business on April 6, 2011, are entitled to receive notice of and to vote at the Annual General Meeting.

Directions to the meeting can be found in Appendix A of the attached Proxy Statement.

Whether or not you plan to attend the meeting, please provide your proxy by either using the internet or telephone as directed in the accompanying proxy card or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

BARBARA A. SANTORO
Vice President—Corporate Governance and Secretary

Registered Office:

170/175 Lakeview Dr.

Airside Business Park

Swords, Co. Dublin

Ireland

IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND AND VOTE, THEN YOU ARE ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. A PROXY IS NOT REQUIRED TO BE A SHAREHOLDER IN THE COMPANY. IF YOU WISH TO APPOINT AS PROXY, ANY PERSON OTHER THAN THE INDIVIDUALS SPECIFIED ON THE PROXY CARD, PLEASE CONTACT THE COMPANY SECRETARY AT OUR REGISTERED OFFICE.

The Notice of Internet Availability of Proxy Materials or this notice, the Proxy Statement and the Annual Report are first being mailed to shareholders on or about April 18, 2011.

Ingersoll-Rand plc	U.S. Mailing Address: One Centennial Avenue Piscataway, NJ 08855
(732) 652-7000

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

In this Proxy Statement, “Ingersoll Rand,” the “Company,” “we,” “us” and “our” refer to Ingersoll-Rand plc, an Irish public limited company, or, for any information prior to July 1, 2009, to Ingersoll-Rand Company Limited, a Bermuda company. This Proxy Statement and the enclosed proxy card are first being mailed to you on or about April 18, 2011.

Why Did I Receive This Proxy Statement?

We sent you this Proxy Statement, together with the enclosed proxy card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting of Shareholders to be held on June 2, 2011. This Proxy Statement summarizes the information you need to know to vote on an informed basis.

Why Are There Two Sets Of Financial Statements Covering The Same Fiscal Period?

Under applicable U.S. securities laws, we are required to send to you our Form 10-K for our fiscal year ended December 31, 2010, which includes our financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). These financial statements are included in the mailing of this Proxy Statement. Under Irish company law, we are required to provide you with our Irish Statutory Accounts for our 2010 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts will be made available on the Company’s website at http://investor.shareholder.com/ir/downloads.cfm and will be laid before the Annual General Meeting of Shareholders to be held on June 2, 2011.

How Do I Attend The Annual General Meeting?

All shareholders are invited to attend the Annual General Meeting. Either an admission ticket or proof of ownership of the Company’s ordinary shares, as well as a form of personal identification, must be presented in order to be admitted to the Annual General Meeting. If you are a shareholder of record, your admission ticket is attached to the enclosed proxy card. If you plan to attend the Annual General Meeting, please vote your proxy, but keep the admission ticket and bring it to the Annual General Meeting together with a form of personal identification.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual General Meeting, you must present proof of your ownership of the Company’s ordinary shares, such as a bank or brokerage account statement, together with a form of personal identification to be admitted to the Annual General Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of the Company’s ordinary shares, to:

Secretary

Ingersoll-Rand plc

170/175 Lakeview Dr.

Airside Business Park

Swords, Co. Dublin

Ireland

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.

Who May Vote?

You are entitled to vote if you owned the Company’s ordinary shares at the close of business on April 6, 2011, which we refer to as the record date. At that time, there were              of the Company’s ordinary shares outstanding and entitled to vote. Each share of the Company’s ordinary shares that you own entitles you to one vote on all matters to be voted on a poll at the Annual General Meeting.

How Do I Vote?

Shareholders of record can cast their votes by proxy by:

•	using the internet and voting at the website as directed on the enclosed proxy card;

•	calling the telephone number provided on the enclosed proxy card; or

•	completing, signing and returning the enclosed proxy card.

To vote your shares directly, you may attend the Annual General Meeting and cast your vote in person or you may appoint a proxy (who does not have to be a shareholder) to attend the Annual General Meeting on your behalf and cast your vote in accordance with the instructions which you have given on your proxy.

Shareholders who hold their shares through a bank, brokerage firm or nominee must vote their shares in the manner prescribed by such bank, brokerage firm or nominee. If you hold your shares through a bank, brokerage firm or nominee and wish to vote in person at the Annual General Meeting, you must obtain a legal proxy from the bank, brokerage firm or nominee that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Annual General Meeting without a legal proxy and a signed ballot. Even if you plan to attend the Annual General Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

The internet and telephone voting procedures are designed to authenticate votes cast by use of a control number contained on the enclosed proxy card. The procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you are a shareholder of record and you would like to vote by using the internet or telephone, please refer to the specific instructions contained on the enclosed proxy card. If you vote by using the internet or telephone, you do not need to return the enclosed proxy card. In order to be timely processed, an internet or telephone vote must be received by 5:00 p.m. Eastern Time on June 1, 2011.

How May Employees Vote Under Our Employee Plans?

If you participate in the Ingersoll-Rand Company Employee Savings Plan, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions over the internet. They will vote these shares in accordance with your instructions and the terms of the plan.

If you do not provide voting instructions for shares held for you in any of these plans, the plan trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.

May I Revoke My Proxy?

You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying the Company’s Secretary in writing: c/o Ingersoll-Rand plc, 170/175 Lakeview Dr., Airside Business Park, Swords, Co. Dublin, Ireland;

•	by submitting another properly signed proxy card with a later date or another internet or telephone proxy at a later date; or

•	by voting in person at the Annual General Meeting.

You may not revoke a proxy merely by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

How Will My Proxy Get Voted?

If you properly complete, sign and date the enclosed proxy card and send it to us or properly deliver your proxy over the telephone or the internet, your proxy holder (one of the individuals named on the enclosed proxy card) will vote your shares as you have directed. Under the rules of The New York Stock Exchange (“NYSE”), if your broker or nominee is a member of the NYSE and holds your shares in its name (i.e., if you are the beneficial owner of shares held in “street name”), the broker or nominee may vote your shares on Item 6 (routine matter) if it does not receive instructions from you. However, your broker or nominee may not vote your shares on Items 1, 2, 3, 4 and 5 (non-routine matters) if it does not receive instructions from you and, accordingly, such shares will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.

If you are a shareholder of record and you do not specify on the enclosed proxy card that is sent to the Company (or when giving your proxy over the internet or telephone) how you want to vote your shares, then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

What Constitutes A Quorum?

The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the record date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes (shares held by a broker or nominee that are represented at the Annual General Meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required To Approve Each Proposal?

The affirmative vote of a majority of the Company’s ordinary shares represented and voting at the Annual General Meeting is required to approve each of Items 1, 2, 3, 5 and 6. The affirmative vote of a plurality of the Company’s ordinary shares represented and voting at the Annual General Meeting is required to approve Item 4.

Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast either for or against the resolution and, accordingly, will not affect the outcome of the vote.

Who Pays The Expenses Of This Proxy Statement?

We have hired Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $[19,600], plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board of

Directors by mail, in person and by telephone. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

How Will Voting On Any Other Matter Be Conducted?

Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this Proxy Statement, if any other matter is proposed and properly presented at the Annual General Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

PROPOSALS REQUIRING YOUR VOTE

Item 1. Election of Directors

The Company uses a majority of votes cast standard for the election of directors in elections. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Under our articles of association, if a director is not re-elected in a director election, the director shall retire at the close or adjournment of the Annual General Meeting.

Each director of the Company, other than Mr. Orin R. Smith, is being nominated for election for a one-year term expiring at the end of the 2012 Annual General Meeting or until their successors, if any, are elected and qualified. In accordance with the Company’s Corporate Governance Guidelines, Mr. Smith, who has reached the mandatory retirement age of 75, will retire from the Board of Directors at the end of the 2011 Annual General Meeting. Mr. Smith has been a director of the Company since 1995. Mr. Smith’s distinguished career, including as chairman and chief executive officer (from 1995 to 2000) of Engelhard Corporation, a leading global specialty chemicals and engineered materials firm, has provided a wealth of insight for the Company’s operational and financial affairs as well as an expert resource in the areas of applied technology and product innovation. His other board memberships within the past five years have included service with Applied Biosystems Inc. and Vulcan Materials Company.

The Board of Directors recommends a vote FOR the directors nominated for election listed under proposals 1(a) through (k) below.

(a)    Ann C. Berzin—age 59, director since 2001

•

Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (insurer of municipal bonds and structured finance obligations), a subsidiary of General Electric Capital Corporation, from 1992 to 2001.

•	Current Directorships:

•	Constellation Energy Group, Inc.

•	Kindred Healthcare, Inc.

•	Other Directorships Held in the Past Five Years: None

Ms. Berzin’s extensive experience in finance at a global diversified industrial firm and her expertise in complex investment and financial products and services bring critical insight to the company’s financial affairs, including its borrowings, capitalization, and liquidity. In addition, Ms. Berzin’s relationships across the global financial community strengthen Ingersoll Rand’s access to capital markets. Her board memberships provide deep understanding of trends in the energy and healthcare sectors, both of which present ongoing challenges and opportunities for Ingersoll Rand.

(b)    John Bruton—age 63, director since February 2010

•	European Union Commission Head of Delegation to the United States from 2004-2009.

•	Prime Minister of the Republic of Ireland from 1994-1997.

•	Current Directorships:

•	Montpelier Re Holding Ltd.

•	Other Directorships Held in the Past Five Years: None

Mr. Bruton’s long and successful career of public service on behalf of Ireland and Europe provides extraordinary insight into critical regional and global economic, social and political issues, all of which directly influence the successful execution of the company’s strategic plan. In particular, Mr. Bruton’s leadership role in transforming Ireland into one of the world’s leading economies during his tenure as well as in preparing the governing document for managing the Euro lend substantial authority to Ingersoll Rand’s economic and financial oversight.

(c)    Jared L. Cohon—age 63, director since 2008

•	President of Carnegie Mellon University since 1997 and also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy.

•	Dean of the School of Forestry and Environmental Studies at Yale University from 1992 to 1997.

•

Faculty member in the Department of Geography and Environmental Engineering at Johns Hopkins University from 1973 to 1992 where he also held various administrative positions, including Vice Provost for Research.

•	Current Directorships:

•	Lexmark, Inc.

•	Other Directorships Held in the Past Five Years:

•	Mellon Financial Services Corporation

•	Trane Inc.

•	Other Activities:

•	Appointed by President George W. Bush to serve on his Homeland Security Advisory Council in 2002 and reappointed in 2010 by President Barack Obama.

Dr. Cohon’s extensive career in academics, including 13 years as president of an institution known throughout the world for its leadership in the fields of computer science, robotics, and advanced-technology teaching and research, offers the company tremendous insight into the latest developments in areas critical to commercial innovation and manufacturing process improvement. As an authority on environmental and water resource systems analysis, Dr. Cohon also brings unique perspectives on sustainable business practices, both within our own operations and on behalf of our customers and communities. In 2008 and 2009, at the request of Congress, Dr. Cohon chaired the National Research Council Committee that produced the report, “Hidden Costs of Energy: Unpriced Consequences of Energy Production and Use.” Finally, Dr. Cohon’s more than nine years of service as a member of Trane Inc.’s board of directors provides critical insight into that part of the company’s business.

(d)    Gary D. Forsee—age 61, director since 2007

•	President, University of Missouri System from 2008-2011.

•	Chairman of the Board (from 2006-2007) and Chief Executive Officer (from 2005-2007) of Sprint Nextel Corporation.

•	Chairman of the Board and Chief Executive Officer of Sprint Corporation from 2003 to 2005.

•	Vice Chairman—Domestic Operations of BellSouth Corporation from 2002 to 2003.

•	Vice Chairman and President of BellSouth International from 2001 to 2002.

•	Current Directorships:

•	Great Plains Energy Inc.

•	Other Directorships Held in the Past Five Years:

•	Goodyear Tire & Rubber Co.

•	Sprint Nextel Corporation

•	Other Activities:

•	Trustee, National Board of Trustees, Boy Scouts of America

•	Trustee, Midwest Research Institute

•	Executive Advisory Board, Wind Point Partners

In addition to his broad operational and financial expertise, Mr. Forsee’s experience as chairman and chief executive officer with the third largest U.S. firm in the global telecommunications industry offers a deep understanding of the challenges and opportunities within markets experiencing significant technology-driven change. His recent role as president of a major university system provides insight into the company’s talent development initiatives, which remain a critical enabler to Ingersoll Rand’s long-term success. Mr. Forsee’s membership on the board of an energy services utility also benefits the company as it seeks to achieve more energy efficient operations and customer solutions.

(e)    Peter C. Godsoe—age 72, director since 1998

•	Chairman of the Board and Chief Executive Officer of The Bank of Nova Scotia (a Canadian-based international bank) from 1995 until retirement in 2004.

•	Current Directorships:

•	Onex Corporation

•	Rogers Communications Inc.

•	Other Directorships Held in the Past Five Years:

•	Barrick Gold Corporation

•	Fairmont Hotels & Resorts Inc.

•	Lonmin plc

•	Sobeys Inc.

•	Templeton Emerging Markets Investment Trust plc

•	Other Activities:

•	Director, Perimeter Institute for Theoretical Physics

•	Director, Canadian Council of Christians and Jews

•	Director, Mount Sinai Hospital

•	Director, The Warranty Group

Mr. Godsoe’s nearly four decades of experience with a major Canadian bank, including a decade as its chairman and chief executive officer, brings valuable discernment to all aspects of Ingersoll Rand’s financial affairs. His international perspective provides important insight into global financial markets and his deep understanding of financial instruments lends critical guidance for the company’s financing arrangements and overall financial position. The company also benefits from Mr. Godsoe’s board memberships, which comprise or have comprised mining, telecommunications and private equity firms that enhance our visibility into key economic trends and technological developments.

(f)    Edward E. Hagenlocker—age 71, director since 2008

•	Vice-Chairman of Ford Motor Company from 1996 until his retirement in 1999.

•	Chairman of Visteon Automotive Systems from 1997 to 1999.

•	Current Directorships:

•	Air Products and Chemicals, Inc.

•	AmeriSourceBergen Corporation

•	Other Directorships Held in the Past Five Years:

•	Alcatel-Lucent

•	Lucent Technologies Inc.

•	Office Max Corporation

•	Trane Inc.

Mr. Hagenlocker’s nearly 35 years in the automotive industry, including experience as the vice chairman of the largest independent U.S. automotive company and as chairman of a major automotive systems supplier, brings to Ingersoll Rand extensive expertise in global manufacturing, engineering, design, marketing and channel management, as well as consumer-focused business disciplines. Mr. Hagenlocker’s seven years of service as a member of Trane Inc.’s board of directors provides critical insight into that part of the company’s business. In addition, his board memberships include businesses engaged in the manufacture of specialty and atmospheric gases for industrial processes, which provides insight into new technologies for our operations, and pharmaceutical distribution and services, which enhances our understanding of trends and developments in the healthcare sector.

(g)    Constance J. Horner—age 69, director since 1994

•	Guest Scholar at the Brookings Institution from 1993 to 2005.

•	Commissioner of U.S. Commission on Civil Rights from 1993 to 1998.

•	Assistant to the President and Director of Presidential Personnel from 1991 to 1993.

•	Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991.

•	Current Director of:

•	Pfizer Inc.

•	Prudential Financial, Inc.

•	Other Directorships Held in the Past Five Years: None

•	Other Activities:

•	Trustee, The Prudential Foundation

•	Fellow, National Academy of Public Administration

Ms. Horner’s substantial leadership experience and public-policy expertise resulting from her service in two presidential administrations and several U.S. government departments provide Ingersoll Rand with important perspective on matters that directly affect the company’s operations and financial affairs. In particular, Ms. Horner has deep insight into employee relations, talent development, diversity, operational management and healthcare through her leadership positions at various federal departments and commissions. Ms. Horner’s board memberships afford ongoing engagement in the areas of healthcare, risk management and financial services, all of which have a direct influence on Ingersoll Rand’s success.

(h)    Michael W. Lamach—age 47, Chairman since June 2010 and director since February 2010

•	President and Chief Executive Officer (since February 2010) of the Company.

•	President and Chief Operating Officer of the Company from February 2009 to February 2010.

•	Senior Vice President and President, Trane Commercial Systems, of the Company from June 2008 to September 2009.

•	Senior Vice President and President, Security Technologies, of the Company from February 2004 to June 2008.

•	Current Directorships:

•	Iron Mountain Incorporated

•	Other Directorships Held in the Past Five Years: None

Mr. Lamach’s extensive career of successfully leading global businesses, including six years with Ingersoll Rand, brings significant experience and expertise to the company’s management and governance. His 25 years of business leadership encompass global automotive components, controls, security and HVAC systems businesses, representing a broad and diverse range of products and services, markets, channels, applied technologies, and operational profiles. In his most recent role as president and chief operating officer of the company, he was instrumental in driving strong productivity improvement and cost savings across the company’s global operations. Mr. Lamach’s board membership with a leading information management systems firm provides ongoing insight into trends and developments in the critical areas of data security and information protection and retention.

(i)    Theodore E. Martin—age 71, director since 1996

•	President and Chief Executive Officer of Barnes Group Inc. (manufacturer and distributor of automotive and aircraft components and maintenance products) from 1995 until retirement in 1998.

•	Current Directorships:

•	C. R. Bard, Inc.

•	Other Directorships Held in the Past Five Years:

•	Applied Biosystems, Inc. (formerly known as Applera Corporation)

•	Strong Tool Company

•	Unisys Corporation

•	Other Activities:

•	Chairman, Edna McConnell Clark Foundation

•	Trustee (emeritus), Syracuse University

Mr. Martin’s experience as chief executive officer of a diversified global industrial firm lends valuable and direct expertise across all aspects of Ingersoll Rand’s operational and financial activities. In particular, Mr. Martin’s leadership of a large industrial manufacturing organization provides practical insight to help drive the company’s long-term productivity initiatives. His board memberships, which include organizations at the forefront of healthcare products and information technology, enhance the company’s access to important developments in these sectors.

(j)    Richard J. Swift—age 66, Lead Director since December 2009 and director since 1995

•	Chairman of Financial Accounting Standards Advisory Council from January 2002 until December 2006.

•	Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (provider of design, engineering, construction, manufacturing, management and environmental services) from 1994 until 2001.

•	Current Directorships:

•	CVS Caremark Corporation

•	Hubbell Incorporated

•	Kaman Corporation

•	Public Service Enterprise Group

•	Other Directorships Held in the Past Five Years: None

Mr. Swift’s experience as chairman and chief executive officer of a global engineering firm and his five-year leadership of the advisory organization to a major accounting standards board imparts substantial expertise to all of the company’s operational and financial matters. His leadership of an organization that was instrumental in some of the world’s most significant engineering projects enables unique insight into the complex systems involved in the efficient and effective development of buildings and industrial operations, which represent key global market segments for Ingersoll Rand’s products and services. Mr. Swift’s board memberships include firms engaged in the manufacture and distribution of industrial, electrical and electronic products, which directly correspond to key elements of the company’s growth and operational strategies.

(k)    Tony L. White—age 64, director since 1997

•

Chairman, President and Chief Executive Officer of Applied Biosystems Inc. (a developer, manufacturer and marketer of life science systems and genomic information products) from 1995 until retirement in 2008.

•	Executive Vice President of Baxter International Inc. (provider of medical products and services) from 1993 to 1995.

•	Current Directorships:

•	C.R. Bard, Inc.

•	CVS Caremark Corporation

•	Other Directorships Held in the Past Five Years:

•	Applied Biosystems, Inc. (formerly known as Applera Corporation)

•	Other Activities:

•	Director, Singapore Government Development Agency SPRING (Standards, Productivity and Innovation)

Mr. White’s extensive management experience, including 13 years as chairman and chief executive officer of an advanced-technology life sciences firm, provides substantial expertise and guidance across all aspects of Ingersoll Rand’s operational and financial affairs. In particular, Mr. White’s leadership of an organization whose success was directly connected to innovation and applied technologies aligns with the company’s own focus on innovation as a key source of growth. The company benefits from Mr. White’s ongoing board memberships, where developments related to biotechnology and healthcare delivery systems can offer instructive process methodologies to accelerate our innovation efforts.

Item 2. Approval of the New Senior Executive Performance Plan

In 1995, the Senior Executive Performance Plan (the “SEPP”) was adopted by our Board and approved by our shareholders in accordance with Section 162(m) of the U.S. Internal Revenue Code so that payments made under the SEPP to our chief executive officer and the four most highly compensated officers (other than the chief executive officer), as determined under the executive compensation disclosure rules of the Securities Exchange Act of 1934, would be fully deductible to the Company as “performance based compensation”. On February 1, 2011, subject to approval by our shareholders, our Board of Directors approved a new SEPP, the material terms of which are described below. If approved by shareholders, the new SEPP will be effective as of January 1, 2011 and will replace the existing SEPP.

Under the existing SEPP, a pool for annual incentive plan payouts is created, equal to 6% of our net income that exceeds 6% of our return on equity. No participant can receive more than 30% of the pool under the terms of the SEPP and the allocation of payments among the participants must be established by our Compensation Committee (the “Committee”) within the first ninety days of the performance period. In 2009, the pool generated under the SEPP was insufficient to pay our chief executive officer what the Committee determined he deserved based on achievement of key strategic company and personal objectives and as a consequence his annual incentive payment was reduced. We believe the revised SEPP will simplify administration and provide our Compensation Committee more flexibility in properly applying our pay for performance philosophy while maintaining meaningful performance conditions that ensure the tax deductibility of payments made to our executive officers. Additionally, the design of the new SEPP is more aligned with senior executive incentive plans maintained by several of our peer group companies.

Upon approval of the new SEPP by our shareholders, it will replace the existing SEPP and annual cash incentives for 2011 and later years will be made under the new SEPP. If you do not approve the new SEPP, the existing SEPP will remain in effect and annual cash awards to our senior executives will continue to be made under the terms of the existing SEPP.

The principal features of the new SEPP are summarized below. The summary does not contain all information about the new SEPP. A copy of the complete text of the new SEPP is included in Appendix B to this proxy statement, and the following summary is qualified in its entirety by reference to the text of the new SEPP.

Summary of Plan Terms

Participation. Participation in the SEPP for any performance period is limited to those individuals who on the last day of our fiscal year coincident with such performance period are our chief executive officer, chief financial officer, or among our three most highly compensated officers (other than our chief executive officer and our chief financial officer) each as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934.

Performance Criteria; Maximum Amount Payable. The performance goal for each performance period requires positive Consolidated Operating Income from continuing operations for the Company. Consolidated Operating Income from continuing operations is as shown in our audited annual consolidated statement of income adjusted for any nonrecurring gains/losses included in operating income from continuing operations including, but not limited to, restructuring charges and asset impairments. Consolidated Operating Income will exclude the effects of any changes in accounting principles as determined in accordance with generally accepted accounting principles. The maximum amount payable to our chief executive officer for any performance period shall be 0.6% of Consolidated Operating Income from continuing operations; the maximum amount payable to any other participant for a performance period shall be 0.3% of Consolidated Operating Income from continuing operations. Consistent with the requirements, of Section 162(m), the Committee retains discretion to reduce the actual amounts payable under the new SEPP from the maximum amounts permitted based on such criteria as it deems appropriate. In the ordinary course, it is likely that the Committee will exercise this discretion from year to year to assure that the actual amounts payable do not exceed an amount that the Committee determines to be appropriate for performance against key strategic company and individual objectives in such year.

Time and Form of Payment. Payments under the SEPP shall be made in cash, net of required withholding taxes, in the calendar year following the performance period as soon as administratively practical following the public announcement of our financial results for the fiscal year and certification by the Committee that the performance goals of the SEPP have been met. Notwithstanding the foregoing, a participant may elect to defer payment of all or a portion of an incentive payment under the SEPP subject to the terms of any deferral program approved by the Committee.

Plan Administration. The Committee is responsible for administering the SEPP. Each member of the Committee is an “outside director” as defined under Section 162(m). The Committee will have full authority to interpret the SEPP, to establish and amend rules and regulations relating to plan administration and to make all other determinations necessary or advisable for administration of the SEPP.

Recoupment. The Committee may direct the Company to recover any awards paid under the SEPP from a participant or former participant who engages in fraud or intentional misconduct that results in a need for us to restate our financial statements.

Amendment and Termination. Our Board of Directors may amend or terminate the SEPP at any time, provided that (i) no such amendment shall affect payment of an award for a performance period already ended and (ii) no proposed amendment which would require shareholder approval under Section 162(m) in order to preserve the tax deductibility of payments made under the SEPP will be implemented without obtaining such shareholder approval.

Income Tax Consequences. Payments made to SEPP participants will be included for federal income tax purposes in the recipient’s income as taxable income for the year in which paid. Because the new SEPP is designed to have amounts paid thereunder qualify as performance-based compensation exempt from the limitations otherwise applicable under Section 162(m) of the Code, we will be able to receive the benefit of a federal income tax deduction for the amounts paid in accordance with its terms.

The Board of Directors recommends a vote FOR this proposal to approve the new Senior Executive Performance Plan.

Item 3. Advisory Vote on the Compensation of Our Named Executive Officers

The Company is presenting the following proposal, commonly known as a “Say-on-Pay” proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

In considering your vote, please be advised that our compensation program for named executive officers is guided by our design principles, as described in the Compensation Discussion and Analysis section of this Proxy Statement:

•	General program competitiveness

•	Pay for performance

•	Appropriate mix of long and short term incentives

•	Internal parity

•	Shareholder alignment

•	Alignment with various business strategies

By following these design principles, we believe that our compensation program for named executive officers is strongly aligned with the long-term interests of our shareholders.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.

Item 4. Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a “Say-on-Pay” proposal, similar to Item 3 above, in our proxy statement. Under the following proposal, shareholders may vote to have the “Say-on-Pay” vote every year, every two years or every three years. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders wish the company to include an advisory vote on the compensation of the company’s named executive officers pursuant to Section 14A of the Securities Exchange Act every:

•	one year

•	two years; or

•	three years.”

The Company believes that “Say-on-Pay” votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Company’s shareholders were provided with the opportunity to cast a “Say-on-Pay” vote in 2009 and 2010 (both of which were approved by the shareholders), and the Compensation Committee of the Board of Directors, which administers the Company’s executive compensation program, values the opinions expressed by the Company’s shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

The Board of Directors recommends that shareholders vote to hold “Say-on-Pay” votes EVERY ONE YEAR (as opposed to every two years or every three years).

Item 5. Authority to Make Market Purchases of Company Shares

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases of up to 10% of the Company’s shares. If adopted, this authority will expire at the close of business on December 2, 2012 unless renewed at the Annual General Meeting in 2012; we expect to propose renewal of this authorization at subsequent annual general meetings. Such purchases would be made only at price levels which the Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. The Company currently can effect repurchases under our existing share repurchase program as redemptions pursuant to Article 3(d) of our Articles of Association. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company will not be able to make market purchases of the Company’s shares.

In order for the Company or any of its subsidiaries to make market purchases of the Company’s ordinary shares, such shares must be purchased on a “recognized stock exchange”. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Resolution

The text of the resolution, which, if thought fit, will be passed as an ordinary resolution at the Annual General Meeting, is as follows:

RESOLVED, that the Company and any subsidiary of the Company (as defined by Section 155 of the Companies Act 1963) is hereby generally authorized to make market purchases (as defined by section 212 of the Companies Act 1990) of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the board of directors of the Company may determine from time to time but subject to the provisions of the Companies Act 1990 and to the following provisions:

(a)	The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company (as defined by Section 155 of the Companies Act 1963) pursuant to this resolution shall not exceed, in the aggregate, 32,819,035 ordinary shares of US$1.00 each (which represents 10% of the Company’s ordinary shares outstanding as of the Company’s 2010 fiscal year end).

(b)	The maximum price to be paid for any ordinary share shall be an amount equal to 120% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(c)	The minimum price to be paid for any ordinary share shall be an amount equal to 80% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(d)	This general authority will be effective from the date of passing of this resolution and will expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by special resolution in accordance with the provisions of section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

The Board of Directors recommends that shareholders vote FOR the proposal to authorize the Company and/or any subsidiary of the Company to make market purchases of the Company’s ordinary shares.

Item 6. Approval of Appointment of Independent Auditors

Shareholders are being asked to approve the appointment of our independent auditors and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration. At the Annual General Meeting, shareholders will be asked to appoint PricewaterhouseCoopers (“PwC”) as our independent auditors for the fiscal year ending December 31, 2011, and to authorize the Audit Committee of our Board of Directors to set the independent auditors’ remuneration. PwC has been acting as our independent auditors for many years and, both by virtue of its long familiarity with the Company’s affairs and its ability, is considered best qualified to perform this important function.

Representatives of PwC will be present at the Annual General Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

The Board of Directors recommends a vote FOR the proposal to appoint PwC as independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Audit Committee Report

While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors those processes. In this context, the Audit Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States).

In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC the auditors’ independence from the Company and its management in connection with the matters stated therein. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the

Securities and Exchange Commission (the “SEC”). The Audit Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2011.

AUDIT COMMITTEE

Richard J. Swift (Chair)

Ann C. Berzin

Peter C. Godsoe

Edward E. Hagenlocker

Theodore E. Martin

Fees of the Independent Auditors

The following table shows the fees paid or accrued by the Company for audit and other services provided by PwC for the fiscal years ended December 31, 2010 and 2009:

	2010	2009
Audit Fees(a)	$14,227,000	$15,510,000
Audit-Related Fees(b)	311,000	493,000
Tax Fees(c)	5,811,000	4,600,000
All Other Fees(d)	431,000	12,000

Total	$20,780,000	$20,615,000

(a)	Audit Fees for the fiscal years ended December 31, 2010 and 2009, respectively, were for professional services rendered for the audits of the annual consolidated financial statements of the Company and include quarterly reviews, statutory audits, issuance of consents, comfort letters and assistance with, and review of, documents filed with the SEC. Audit fees for December 31, 2010 and December 31, 2009, also include fees related to the audit of internal controls.

(b)	Audit-Related Fees consist of assurance and related services that are reasonably related to performing the audit and review of our financial statements. Audit-Related Fees for the years ended December 31, 2010 and December 31, 2009 include services related to audits of employee benefit plans and certain services associated with abandoned and unclaimed property work.

(c)	Tax Fees for the years ended December 31, 2010 and December 31, 2009 include consulting and compliance services in the U.S. and non-U.S. locations.

(d)	All Other Fees for the year ended December 31, 2010 include consulting services related to the Foreign Corrupt Practices Act and trade compliance matters and license fees for technical accounting software. All Other Fees for the year ended December 31, 2009 include license fees for technical accounting software.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit Committee approval of specific projects over $100,000, even if included in the approved budget; and (iii) requires Audit Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit Committee pre-approved all of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.” The Audit Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 6, 2011 (the “Record Date”), the beneficial ownership of our ordinary shares by (i) each current director and director nominee of the Company, (ii) each current executive officer of the Company named in the Summary Compensation Table below, and (iii) all current directors and executive officers of the Company as a group:

Name	Ordinary Shares(a)	Notional Shares(b)	Options Exercisable Within 60 Days(c)
A. Berzin
J. Bruton	—	—	—
J. Cohon
G. Forsee		—	—
P. Godsoe			—
E. Hagenlocker
C. Horner
T. Martin			—
O. Smith
R. Swift
T. White
M. Lamach
S. Shawley
M. Avedon
S. Hochhauser
D. Teirlinck		—
All current directors and executive officers as a group ( persons)(d)

(a)	Represents ordinary shares held directly, unvested shares, including any RSUs or Performance Share units, that vest or are distributable within 60 days of the Record Date and ordinary shares held by the trustee under the Ingersoll-Rand Company Employee Savings Plan (“ESP”) for the benefit of executive officers. No director or executive officer of the Company owns 1% or more of the Company’s ordinary shares.

(b)	Represents ordinary shares and ordinary share equivalents notionally held under the IR Directors Deferred Compensation Plan (the “DDCP I”) and the IR Directors Deferred Compensation and Stock Award Plan II (the “DDCP II” and, together with the DDCP I, referred to as the “DDCP Plans”) (both of which are referred to below under the heading “Compensation of Directors”), the IR Executive Deferred Compensation Plan (the “EDCP Plan I”) and the IR Executive Deferred Compensation Plan II (the “EDCP Plan II” and, together with the EDCP Plan I, the “EDCP Plans”) and the Trane Deferred Compensation Plan (the “TDCP”); the directors and executive officers have no voting or investment power with respect to these shares or share equivalents.

(c)	Represents ordinary shares as to which directors and executive officers had options exercisable within 60 days of the Record Date, under the Company’s Incentive Stock Plans.

(d)	The Company’s ordinary shares beneficially owned by all directors and current executive officers as a group (including shares issuable under exercisable options) aggregated approximately % of the total outstanding ordinary shares. Ordinary shares and ordinary share equivalents notionally held under the DDCP Plans, the EDCP Plans and the TDCP and common share equivalents resulting from dividends on deferred stock awards are not counted as outstanding shares in calculating these percentages because they are not beneficially owned; the directors and executive officers have no voting or investment power with respect to these shares or share equivalents.

The following table sets forth each shareholder which, as of the Record Date, is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(a)

[NAME]	(b	)%

[NAME]	(c	)%

[NAME]	(d	)%

(a)	The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares on the Record Date and assumes that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.

(b)	Information regarding and their stockholdings was obtained from a Schedule 13G filed with the SEC on . The filing indicated that, as of December 31, 2010, certain members of had sole voting power as to of such shares and sole dispositive power as to of such shares.

(c)	Information regarding and their stockholdings was obtained from a Schedule 13G filed with the SEC on . The filing indicated that, as of December 31, 2010, certain members of had sole voting power as to of such shares and sole dispositive power as to of such shares.

(d)	Information regarding and its stockholdings was obtained from a Schedule 13G filed with the SEC on . The filing indicated that, as of December 31, 2010, had shared voting power as to of such shares and shared dispositive power as to of such shares. had no sole voting or dispositive power as to any of such shares.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, with respect to the Company’s ordinary shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights*	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	26,938,145	$32.38	11,266,595
Equity compensation plans not approved by security holders	—	—	—
Total	26,938,145	$32.38	11,266,595

*	Includes shares that have been earned by plan participants who have elected to defer the distribution of such shares.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines. You can find a copy of our Corporate Governance Guidelines, which include our guidelines for determining the independence of directors, attached to this Proxy Statement as Appendix C. In addition, our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance.”

Role of the Board of Directors

The Company’s business is managed under the direction of the Board of Directors. The role of the Board is to oversee the management and governance of the Company and monitor senior management’s performance.

Board Responsibilities

The Board’s core responsibilities include:

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	reviewing the Company’s financial controls and reporting systems;

•	overseeing the Company’s management of enterprise risk;

•	reviewing the Company’s ethical standards and compliance procedures; and

•	evaluating the performance of the Board, Board committees and individual directors.

Board Leadership Structure

The positions of Chairman of the Board and CEO at the Company are held by the same person, except in unusual circumstances, such as during a CEO transition. This policy has worked well for the Company. It is the Board’s view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.

In addition, the Board has a strong, independent Lead Director and it believes this role adequately addresses the need for leadership and an organizational structure for the independent directors. The Board appoints a Lead Director for a three-year minimum term from among the Board’s independent directors. The Lead Director coordinates the activities of all of the Board’s independent directors. The Lead Director is the principal confidant to the CEO and ensures that the Board has an open, trustful relationship with the company’s senior management team. In addition to the duties of all directors, as set forth in the Company’s Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	Chair the meetings of the independent directors when the Chairman is not present;

•	Ensure the full participation and engagement of all Board members in deliberations;

•	Lead the Board in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal;

•	Counsel the CEO on issues of interest/concern to directors and encourage all directors to engage the CEO with their interests and concerns;

•

Work with the CEO to develop an appropriate schedule of Board meetings, seeking to ensure that the directors can perform their duties responsibly, while not interfering with the flow of Company operations;

•	Work with the CEO to develop the Board and Committee agendas and approve the final agendas;

•

Keep abreast of key Company activities and advise the CEO as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

•	Engage consultants who report directly to the Board and assist in recommending consultants that work directly for Board Committees;

•	Work in conjunction with the Corporate Governance and Nominating Committee in compliance with Governance Committee processes to interview all Board candidates and make recommendations to the Board;

•

Assist the Board and Company officers in assuring compliance with and implementation of the Company’s Governance Guidelines; work in conjunction with the Corporate Governance Committee to recommend revisions to the Governance Guidelines;

•	Coordinate, develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the CEO on sensitive issues;

•	Work in conjunction with the Corporate Governance and Nominating Committee to identify for appointment the members of the various Board Committees, as well as selection of the Committee chairs;

•	Make commitment to serve in role of Lead Director for a minimum of three years; and

•	Help set the tone for the highest standards of ethics and integrity.

Mr. Swift has been the Company’s Lead Director since December 2009.

Board Risk Oversight

The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The Board has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions. For example, the Audit Committee oversees risks associated with the Company’s systems of disclosure controls and internal controls over financial reporting as well as the Company’s compliance with legal and regulatory requirements. The Finance Committee oversees risks associated with foreign exchange, insurance, credit and debt. The Corporate Governance and Nominating Committee oversees risks associated with sustainability. The Compensation Committee considers risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements. The full Board is responsible for considering strategic risks and succession planning and, at each Board meeting, receives reports from each Committee as to risk oversight within their areas of responsibility.

The Company has appointed the Chief Financial Officer as its Chief Risk Officer and, in that role, the Chief Risk Officer periodically reports on risk management policies and practices to the relevant Board Committee or to the full Board so that any decisions can be made as to any required changes in the Company’s risk management and mitigation strategies or in the Board’s oversight of these.

Finally, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Director Compensation and Stock Ownership

It is the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director. The Company has a share ownership requirement of 20,000 ordinary shares for all non-employee directors. Directors are required to spend at least $50,000 annually to purchase ordinary shares until they reach the 20,000 share ownership level.

Board Size and Composition

The Board consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board has the following four standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee. The Board of Directors has determined that each member of each of these committees is “independent” as defined in the NYSE listing standards. Committee memberships and chairs are rotated periodically.

Board Diversity

The Company’s policy on Board diversity relates to the selection of nominees for the Board. In selecting a nominee for the Board, the Corporate Governance and Nominating Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that the Company’s businesses and operations are diverse and global in nature. The Board has two female directors, one African-American director, one Hispanic director and directors representing three nationalities out of a total of 12 directors, as of the date of this Proxy Statement.

Board Advisors

The Board and its committees may, under their respective charters, retain their own advisors to carry out their responsibilities.

Executive Sessions

The Company’s independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.

Board Evaluation

The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.

Director Orientation and Education

The Company has developed an orientation program for new directors and provides continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.

Director Nomination Process

The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Director Independence

The Board has determined that all of our current directors, except M.W. Lamach, who is an employee of the Company, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. A copy of Exhibit I to our Corporate Governance Guidelines is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Communications with Directors

Shareholders and other interested parties wishing to communicate with the Board, the non-employee directors or any individual director (including our Lead Director and Compensation Committee Chair) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at irboard@irco.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

Code of Conduct

The Company has adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our Chief Executive Officer, our Chief Financial Officer and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available at our website located at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance.” Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

Anti-Hedging Policy and Other Restrictions

The Company prohibits its directors and employees, including its officers, who are in possession of material nonpublic information about the Company from (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of Company securities, (ii) engaging in any form of short-term speculative trading in Company securities, or (iii)  holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Committees of the Board

Audit Committee

Members:	Richard J. Swift (Chair)
Ann C. Berzin
Peter C. Godsoe
Edward E. Hagenlocker
Theodore E. Martin

Key Functions:

•

Review annual audited and quarterly financial statements, as well as the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.

•	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting.

•	Review the Company’s processes to assure compliance with all applicable laws, regulations and corporate policy.

•	Recommend the public accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors.

•	Review the scope of the audit and the findings and approve the fees of the independent auditors.

•	Approve in advance permitted audit and non-audit services to be performed by the independent auditors.

•	Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.

The Board of Directors has determined that each member of the Audit Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards and has determined that each member of the Audit Committee meets the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC.

A copy of the charter of the Audit Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Compensation Committee

Members:	Orin R. Smith (Chair)
John Bruton
Jared L. Cohon
Gary D. Forsee
Constance J. Horner
Tony L. White

Key Functions:

•	Establish executive compensation policies.

•

Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance against those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation.

•	Approve compensation of officers and key employees.

•	Administer the Company’s equity compensation plans.

•	Review and recommend changes in principal employee benefit programs.

For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors”, respectively.

The Board of Directors has determined that each member of the Compensation Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards. In addition, the Board has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code.

A copy of the charter of the Compensation Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Corporate Governance and Nominating Committee

Members:	Gary D. Forsee (Chair)
John Bruton
Jared L. Cohon
Constance J. Horner
Orin R. Smith
Tony L. White

Key Functions:

•	Identify individuals qualified to become directors and recommend the candidates for all directorships.

•	Recommend individuals for election as officers.

•	Review the Company’s Corporate Governance Guidelines and make recommendations for changes.

•	Consider questions of independence and possible conflicts of interest of directors and executive officers.

•	Take a leadership role in shaping the corporate governance of the Company.

•	Oversee the Company’s sustainability efforts.

The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards.

A copy of the charter of the Corporate Governance and Nominating Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Finance Committee

Members:	Peter C. Godsoe (Chair)
Ann C. Berzin
Edward E. Hagenlocker
Theodore E. Martin
Richard J. Swift

Key Functions:

•	Review proposed borrowings and issuances of securities.

•	Recommend to the Board the dividends to be paid on our common shares.

•	Review cash management policies.

•	Review periodic reports of the investment performance of the Company’s employee benefit plans.

The Board of Directors has determined that each member of the Finance Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards.

A copy of the charter of the Finance Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Board, Committee and Annual Meeting Attendance

The Board and its committees held the following number of meetings during the fiscal year ended December 31, 2010:

Board	6
Audit Committee	9
Compensation Committee	7
Corporate Governance and Nominating Committee	6
Finance Committee	6

Each incumbent director attended 83% or more of the total number of meetings of the Board and the committees on which he or she served during the year. The Company’s non-employee directors held two independent director meetings without management present during the fiscal year 2010.

The Company expects all Board members to attend the annual general meeting, but from time to time other commitments prevent all directors from attending the meeting. All of the directors attended the most recent annual general meeting of shareholders, which was held on June 3, 2010.

Compensation of Directors

Director Compensation

Non-employee directors received an annual retainer of $175,000 paid in cash. When board or committee meetings exceeded the regularly scheduled meetings (6 meetings for the Board and each Committee other than Audit, and 8 meetings for the Audit Committee) or when unscheduled planning sessions were held at the request of management, each non-employee director received an additional $2,500 for attending such meeting or session. The chair of the Audit Committee received a $30,000 annual cash retainer and the chairs of the Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee each received a $10,000 annual cash retainer. Each director who served as Lead Director received, on a pro-rated basis, a $15,000 annual cash retainer and each Audit Committee member (other than the Audit Committee chair) received a $5,000 annual cash retainer Directors are required to spend at least $50,000 annually to acquire shares until they have reached the 20,000 share ownership level.

Effective April 1, 2010, non-employee directors’ annual retainer was increased to $240,000. When Board or Committee meetings exceed the regularly scheduled meetings (6 meetings for the Board and each Committee other than Audit, and 8 meetings for the Audit Committee) or when unscheduled planning sessions are held at the request of management, each non-employee director will receive an additional $2,500 for attending such meeting or session. The annual cash retainer for the chair of the Compensation Committee was increased to $15,000, and the chairs of the Corporate Governance and Nominating Committee and Finance Committee each receive a $10,000 annual cash retainer. The Lead Director receives a $50,000 annual cash retainer and each Audit Committee member (other than the Audit Committee chair) receives a $5,000 annual cash retainer. The obligation to spend at least $50,000 annually to acquire shares until reaching the 20,000 share ownership level remained unchanged.

In addition, non-employee directors are eligible to receive a tax equalization payment (i.e., an amount equal to the excess of Irish tax, if any, on the portion of each director’s remuneration taxed in Ireland over the equivalent U.S. tax on that amount grossed up by each director’s marginal tax rate). Without these tax equalization payments, certain of the non-employee directors would be subject to double taxation since they are already paying U.S. taxes on their income. For 2010, only four of the non-employee directors required a tax equalization payment.

Director Deferred Compensation

The DDCP Plans are unfunded, non-qualified plans that enable non-employee directors to defer receipt of all or a part of their cash retainer and other fees. In light of the American Jobs Creation Act of 2004, a “mirror plan” for the DDCP I was created (referred to in this Proxy Statement as the DDCP II). The purpose of this mirror plan is not to provide additional benefits to directors, but merely to preserve the tax treatment of the original plan, which is a plan that was in place prior to December 31, 2004. Each director is fully vested in amounts credited to the director’s deferred compensation account. Prior to August 1, 2007, all 2007 fiscal year distributions under the DDCP Plans were made in cash based on the value of the account at the time of distribution. Effective August 1, 2007, all distributions of credited amounts deemed to be invested in ordinary shares will be settled in ordinary shares at the time of distribution rather than in cash. All distributions of credited amounts deemed to be invested in other investment options will continue to be settled in cash. In December 2008, the Board determined that it would cease deferrals of compensation into the DDCP Plans, effective as of December 31, 2008.

While directors of Trane, Messrs. Cohon and Hagenlocker deferred portions of their director fees into the TDCP, an unfunded deferred compensation plan which allowed for deferrals into either an interest bearing cash account or a stock account invested in notional shares of Trane’s common stock. Deferrals into the TDCP by directors were no longer permitted after the acquisition of Trane in June 2008.

2010 Director Compensation

The compensation paid or credited to our non-employee directors for the year ended December 31, 2010, is summarized in the table below:

Name	Fees earned or paid in cash ($)(a)	All Other Compensation ($)		Total ($)
A.C. Berzin	231,250	32,989	(b)	264,239
J. Bruton	209,167	1,706	(c)	210,873
J. L. Cohon	226,250	16,943	(d)	243,193
G.D. Forsee	236,250	18,904	(e)	255,154
P.C. Godsoe	241,250	20,034	(f)	261,284
E. E. Hagenlocker	231,250	12,180	(g)	243,430
C.J. Horner	226,250	44,632	(h)	270,882
T.E. Martin	231,250	29,612	(i)	260,862
O.R. Smith	240,000	11,737	(j)	251,737
R.J. Swift	297,500	45,746	(k)	343,246
T.L. White	226,250	14,879	(l)	241,129

(a)	The amounts in this column represent the annual cash retainer, the Committee Chair retainers, the Audit Committee Member Retainer, the Board, Committee and other meeting or session fees, and the Lead Director Retainer fees as summarized in the table below:

	Cash Retainer ($)	Chair Retainer ($)	Audit Committee Member Retainer ($)	Board, Committee and Other Meeting or Session Fees($)	Lead Director Retainer Fees($)
A.C. Berzin	223,750	—	5,000	2,500	—
J. Bruton	209,167	—	—	—	—
J. L. Cohon	223,750	—	—	2,500	—
G.D. Forsee	223,750	10,000	—	2,500	—
P.C. Godsoe	223,750	10,000	5,000	2,500	—
E. E. Hagenlocker	223,750	—	5,000	2,500	—
C.J. Horner	223,750	—	—	2,500	—
T.E. Martin	223,750	—	5,000	2,500	—
O.R. Smith	223,750	13,750	—	2,500	—
R.J. Swift	223,750	30,000	—	2,500	41,250
T.L. White	223,750	—	—	2,500	—

(b)	Includes (i) a tax equalization payment of $23,267 (as described on page 27 above), (ii) spousal travel costs to Ireland in connection with the October 2010 board meeting, (iii) benefits in kind (spousal meals, non-board related tours and activities, gift and non-board related local transportation while in Ireland), and (iv) payment of Irish taxes in the amount of $3,214 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

(c)	Includes (i) benefits in kind (spousal meals, non-board related tours and activities, gift and non-board related local transportation in connection with the October 2010 board meeting) and (ii) payment of Irish taxes in the amount of $938 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

(d)	Includes (i) spousal travel costs to Ireland in connection with the October 2010 board meeting, (ii) benefits in kind (spousal meals, non-board related tours and activities, gift and non-board related local transportation while in Ireland), and (iii) payment of Irish taxes in the amount of $10,084 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

(e)	Includes (i) spousal travel costs to Ireland in connection with the October 2010 board meeting, (ii) benefits in kind (spousal meals, non-board related tours and activities, gift and non-board related local transportation while in Ireland), and (iii) payment of Irish taxes in the amount of $12,044 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

(f)	Includes (i) spousal travel costs to Ireland in connection with the October 2010 board meeting, (ii) benefits in kind (spousal meals, non-board related tours and activities, gift and non-board related local transportation while in Ireland), and (iii) payment of Irish taxes in the amount of $9,180 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

(g)	Includes (i) spousal travel costs to Ireland in connection with the October 2010 board meeting, (ii) benefits in kind (spousal meals, non-board related tours and activities, gift and non-board related local transportation while in Ireland), and (iii) payment of Irish taxes in the amount of $4,711 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

(h)

Includes (i) a tax equalization payment of $29,702 (as described on page 27 above), (ii) spousal travel costs to Ireland in connection with the October 2010 board meeting, (iii) benefits in kind (spousal meals, non-board related tours and activities, gift and non-board related local transportation while in Ireland), and

(iv) payment of Irish taxes in the amount of $8,059 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

(i)	Includes (i) a tax equalization payment of $12,324 (as described on page 27 above), (ii) spousal travel costs to Ireland in connection with the October 2010 board meeting, (iii) benefits in kind (spousal meals, non-board related tours and activities, gift and non-board related local transportation while in Ireland), and (iv) payment of Irish taxes in the amount of $10,474 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

(j)	Includes (i) spousal travel costs to Ireland in connection with the October 2010 board meeting, (ii) benefits in kind (spousal meals, non-board related tours and activities, gift and non-board related local transportation while in Ireland), and (iii) payment of Irish taxes in the amount of $4,809 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

(k)	Includes (i) a tax equalization payment of $45,033 (as described on page 27 above), (ii) benefits in kind (non-board related tours and activities, gift and non-board related local transportation in connection with the October 2010 board meeting in Ireland), and (iii) payment of Irish taxes in the amount of $335 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

(l)	Includes (i) spousal travel costs to Ireland in connection with the October 2010 board meeting, (ii) benefits in kind (spousal meals, non-board related tours and activities, gift and non-board related local transportation while in Ireland), and (iii) payment of Irish taxes in the amount of $8,118 on the benefits in kind attributable to such director in connection with the October 2010 board meeting in Ireland.

For each non-employee director at December 31, 2010, the following table reflects unexercised stock options, all of which are vested:

Name	Number of stock options
A. Berzin	9,000
J. Bruton	—
J. Cohon	67,392
G. Forsee	—
P. Godsoe	—
E. Hagenlocker	29,420
C. Horner	—
T. Martin	13,500
O. Smith	9,000
R. Swift	9,000
T. White	13,500

Compensation Discussion and Analysis

The compensation discussion and analysis set forth below provides an overview of our compensation programs, including the philosophy and objectives of our programs, as well as a discussion of how awards are determined for our named executive officers (the “NEOs”). The NEOs are the Company’s Chief Executive Officer (“CEO”), Senior Vice President and Chief Financial Officer (“CFO”), the three other most highly compensated executive officers plus two recently retired executive officers. The active NEOs for the 2010 performance period include (i) our CEO, Mr. Michael W. Lamach, (ii) our CFO, Mr. Steven R. Shawley, (iii) the President of our Climate Solutions sector, Mr. Didier P. M. Teirlinck, (iv) the President of our Residential Solutions sector, Mr. Steven B. Hochhauser and (v) our Senior Vice-President, Human Resources and Communications, Ms. Marcia J. Avedon. The retired executive officers are Mr. Herbert L. Henkel, our former CEO, and Ms. Patricia Nachtigal, our former Senior Vice President and General Counsel.

This discussion and analysis is divided into the following sections:

I.	Executive Summary

II.	Compensation Philosophy and Design Principles

III.	Factors Considered in the Determination of Target Total Compensation

IV.	Role of the Compensation Committee, Compensation Consultant and Committee Actions

V.	Compensation Program Descriptions

VI.	2010 Compensation Decisions (Actual Awards)

VII.	Other Compensation and Tax Matters

I. Executive Summary

In conjunction with the Compensation Committee, we review the philosophy, objectives and elements of our executive compensation programs on a regular basis. While the major elements of total direct compensation (described in the table below) have remained consistent between 2009 and 2010, there have been changes to the metrics used to determine awards under our incentive compensation programs. These changes were made to better align our NEOs with the Company’s principal objectives for 2010, which included: achieving innovation revenue targets, driving productivity, generating cash flow, and improving our overall employee engagement.

As an example, in support of our 2010 objectives there was an equal focus on Earnings per Share (“EPS”), Revenue growth (“Revenue”) and Available Cash Flow (“ACF”) in 2010, and these metrics were equally weighted in our Annual Incentive Matrix program (“AIM”); whereas in 2009 the metrics used to determine AIM awards were divided equally between EPS and ACF. Revenue was introduced as a metric in 2010 both to support our principal Company objectives for the year and to provide a more balanced approach when determining AIM awards. In addition, to support our long range plan to outperform our peers in terms of EPS growth, EPS from continuing operations (relative to the S&P 500 Industrials peer companies) is the primary metric in determining payments from the Performance Share Program (“PSP”).

Consistent with prior years, we continued to place significant emphasis on variable pay in structuring our NEOs’ compensation packages to align their pay with the creation of value for our shareholders. The value of each of the variable pay components (AIM, PSP, stock options (“Stock Options”), and restricted stock units or “RSUs”) is directly tied to our Company’s performance. As a result, a substantial portion of each of our NEOs’ annual total direct compensation opportunity is contingent on the successful performance of the Company. This emphasis on variable compensation is consistent with our design principles and the compensation practices of our peer companies.

Payments under our AIM program for 2010 reflect actual individual and Company performance against our Company goals. Specifically, the Company exceeded two of its three corporate financial goals as illustrated below:

	Plan	Actual
EPS	$2.41	$2.52
ACF	$1.00 Billion	$874.4 Million
Revenue	$13.356 Billion	$14.079 Billion

However, as more fully described on page 39 below, the Compensation Committee did make a downward discretionary adjustment in the payouts to both the enterprise and one of our sectors under our AIM program for 2010. Senior management recommended, and the Compensation Committee accepted the recommendation, to reduce the Revenue component in the AIM calculation, to the extent the operating margin rate was lower than planned levels. This is consistent with our goal to increase operating margin levels as one of our key business drivers.

Performance against sector financial goals for the NEOs who were sector leaders is described in the section entitled “2010 Compensation Decisions”. In regard to awards granted under the PSP, Stock Options, and RSUs, the focus was on the ability to impact future company results and on sustained individual performance.

The following table is meant to be a helpful summary of the elements, objectives, risk mitigation factors and other key features of our total compensation program.

Elements of Total Direct Compensation

Element	Objective of Element including Risk Mitigation Factors	Key Features Relative to NEOs

Base Salary	To provide a sufficient and stable source of cash compensation. To avoid excessive risk-taking, it is important that not all cash compensation be variable.

Targeted, on average, at the 50th percentile of our peer group.

Adjustments are determined by the Compensation Committee based on an evaluation of the NEO’s proficiency in fulfilling his or her responsibilities.

On average, only 18% of the NEO’s total compensation is comprised of base salary.

Annual Incentive Matrix (“AIM”)

To serve as an annual cash award for the achievement of pre-established performance objectives.

A reward for performance upon completion of the plan year.

The design is structured to take into consideration the unique needs of the various businesses.

The amount of compensation earned is subject to a maximum payout. Also, the award is subject to a clawback in the event of a financial restatement.

Each NEO has an AIM target expressed as a percentage of base salary. Targets are set based on the compensation levels of similar jobs in comparable companies as well as on the NEO’s experience and proficiency level in performing the duties of the role.

Actual AIM awards, which can range from 0% to 200% of target, depending on performance, are determined based on individual, business and/or enterprise performance. The financial metrics used to determine the awards for 2010 were equally weighted between EPS , ACF and Revenue.

On average, 20% of the NEOs’ total compensation is comprised of AIM.

Performance Share Program (“PSP”)

Provides an equity award for achieving the long-term goals of the Company.

The length of the performance period, as well as the focus on our growth versus the market, promotes long-term strategic planning on the part of our executives, and discourages an overemphasis on attaining short-term goals.

Similar to AIM, the total award is subject to a maximum payout. Also, the award is subject to a clawback in the event of a financial restatement.

Earned over a 3-year performance period.

Award is based on our EPS growth (for continuing operations) relative to the companies in the S&P 500 Industrials Index.

Awards range from 0% to 200% of target shares, with no shares earned for below-threshold performance.

Actual value of the PSP shares earned depends on our share price at the time of payment.

On average, 31% of the NEOs’ total compensation is comprised of PSP.

Stock Options/Restricted Stock Units (“RSUs”)

Aligns the interests of the NEOs and shareholders and also serves to encourage retention.

The mix of Stock Options and RSUs provides a balanced approach between risk and retention.

Stock Options and RSUs are subject to claw-back in the event of a restatement of the financial performance of the Company.

Stock Options and RSUs are granted annually at an exercise price equal to the fair market value of ordinary shares on the date of grant.

Both Stock Options and RSUs typically vest ratably over three years, one third per year.

Stock Options expire on the 10th anniversary of the grant date (unless employment terminates sooner).

On average, 31% of the NEO’s total compensation is comprised of a mix of Stock Options and RSUs.

II. Compensation Philosophy and Design Principles

The purpose of our executive compensation programs is to enable us to attract, retain and focus the talents and energies of executives who are capable of meeting the current and future goals of the Company, most notably, the creation of shareholder value. Our compensation programs and decisions are driven by these objectives. As we operate in an ever-changing environment that is impacted by economic, technological, regulatory and competitive factors, our Compensation Committee considers such factors in its process of determining the type of compensation and benefit programs to offer, as well as setting specific performance targets for incentive awards and in determining the actual value of such awards.

The design principles that govern our executive compensation programs are:

1. General program competitiveness

Total compensation opportunities must serve to attract and retain top performing executives. All of our executive compensation program targets are established using relevant market data to ensure their competitiveness. In aggregate, we structure our target total compensation (which is a combination of base salary and short and long term target incentive compensation) at the 50th percentile of the markets in which we compete for talent. However, each NEO’s target total compensation may be above or below the 50th percentile based on his or her experience and proficiency in performing the duties of their position.

2. Pay for performance

A substantial percentage of each of our NEO’s total compensation opportunity is contingent on, and variable with, performance. Performance is measured against and contingent on:

a)	Multiple metrics of actual annual business unit and/or Company financial performance against pre-established objectives (through our AIM program);

b)	The Company’s EPS growth over a multi-year period relative to companies in the S&P 500 Industrials Index (through our PSP program);

c)	Stock price appreciation (through equity compensation programs), including Stock Options, RSUs and performance share units (“PSUs”) awarded under our PSP program; and

d)	Each NEO’s demonstrated ability to achieve Company financial objectives, develop and carry out strategic initiatives, contribute to both the growth and operational excellence of the Company, and uphold the Company values and the Code of Conduct.

Total compensation can exceed the target award level if performance exceeds the target. Conversely, if performance falls short of the target, total compensation can fall below the target award level.

3. Appropriate mix of short and long term incentives

The Company believes that an appropriate mix between short and long term incentives is important to encourage our NEOs to engage in strategies and decisions that balance the need to meet our Annual Operating Plan (“AOP”) with the longer-term interests of the Company and its shareholders. The mix is based on a review of competitive practices as well as our internal compensation philosophy and business strategies.

4. Internal parity

Each of our NEO’s total compensation opportunity is proportionate with the responsibility, scope and complexity of that individual’s role within the Company. Thus, similar jobs are assigned similar compensation opportunities.

5. Shareholder alignment

We have designed our executive compensation programs to align the interests of our NEOs with the interests of our shareholders by rewarding the achievement of sales, earnings, cash flow and other financial targets, as well as operational excellence and sustained individual performance. The value of the variable compensation components (i.e., AIM plus equity-based awards), which make up a substantial portion of the NEO’s total compensation mix, is directly linked to the financial performance of the Company and to the value created for our shareholders. Thus, the variable pay programs provide a strong incentive to create shareholder value, and establish clear alignment of the interests of our shareholders and of our NEOs.

In addition, since 2009, we have included an annual shareholder advisory vote on executive compensation (i.e., a “say on pay”) to provide shareholders with an additional tool to voice any concerns about executive compensation with a goal of maintaining an alignment of interests between our shareholders and our executives. The shareholder advisory vote has been approved by the shareholders each year.

6. Alignment with various business strategies

Our executive compensation programs are structured to be flexible in recognizing that individuals within sectors and business units must focus on specific financial measures to meet the short and long term plans of the business unit for which they are accountable. This principle, in conjunction with the design principles described above, determines the target award levels for sector and business unit leaders. Thus, it is not only possible but also desirable for certain sector or business unit leaders to earn substantial awards in years when their sector or business unit outperforms the Company as a whole. Conversely, if a sector or business unit fails to meet its AOP, that sector or business unit’s leader may earn a lesser award in that year than his or her peers in a business unit or sector that met or exceeded its goals.

III. Factors Considered in the Determination of Target Total Compensation

Our Compensation Committee reviews and evaluates the executive compensation pay levels and practices against those of other similar companies with whom we compete for executive talent. These reviews are conducted throughout the year using a variety of methods such as: (i) the direct analysis of the proxy statements of other diversified industrial companies (see peer group below), (ii) a review of compilations of survey data of companies of similar size in a range of relevant industries published by several independent consulting firms, (iii) a review of customized compensation surveys performed by independent consulting firms, and (iv) feedback received from proxy advisory firms. No single source of information controls decisions on compensation. Several of the companies included in these compensation surveys are the same as those comprising the Standard & Poor’s 500 Industrials Index referred to in our Annual Report on Form 10-K under the caption “Performance Graph.” We periodically evaluate and change the makeup of our peer group. Our peer group was last changed in 2008 based on an analysis provided by Mercer Executive Compensation Consultants, who had been engaged to perform this review. Although our diverse lines of business make it difficult to identify completely similar companies for comparison purposes, our Compensation Committee continues to review the appropriateness of our peer group and makes changes if our size or lines of business change, or if the companies within our peer group change their businesses or operations.

Diversified Industrials Peer Group Members (Ranging in size from approximately $8.1B to $52.8B with median revenues of $13.9B). The peer group shown below was established in 2008 and is reviewed on a periodic basis by the Compensation Committee.

3M
Cummins, Inc.
Danaher Corp
Dupont
Eaton Corp
Emerson Electric
Honeywell International
Illinois Tool Works Inc.
ITT Industries Inc.
Johnson Controls Inc.
Paccar Inc.
Parker Hannifin Corp
PPG Industries
Raytheon
Textron
Tyco International
United Technologies

In addition, the Compensation Committee annually reviews tally sheets on all of the NEOs in order to fully understand all elements of current and potential future compensation when making compensation decisions. These tally sheets contain the following items: base salary, current short and long term incentive award opportunities, and benefits that would be payable under various types of terminations.

IV. Role of the Compensation Committee, Compensation Consultant and Committee Actions

The role of our Compensation Committee, which is composed solely of independent directors, is to oversee our compensation plans and policies, administer our equity-based programs and review and approve all forms of compensation (including equity-based compensation) relating to our officers, including the NEOs.

Decisions regarding which compensation elements and the amounts to be awarded to our CEO are decided exclusively by our Compensation Committee, and our CEO is not informed of these awards until the decisions have been finalized. Decisions regarding compensation for our other officers are made by our Compensation Committee with the assistance of our CEO and, as applicable, the other members of our senior management, who provide performance evaluations of the officers who report directly to him or her and recommend compensation levels for such officers.

In addition, our Compensation Committee is responsible for reviewing our employee benefit plans and making recommendations to our Board of Directors for significant amendments or termination of the Company’s executive incentive compensation plans as well as its pension and welfare plans. The full details of our Compensation Committee’s duties are described in the Charter of the Compensation Committee, which is available on our website at www.ingersollrand.com.

Our Compensation Committee has the authority to retain an independent compensation consultant for the purpose of reviewing and providing guidance related to the Company’s executive compensation and benefit programs. Compensation Strategies, Inc. serves as the independent advisor and consultant to the Compensation Committee, and performs no other services for the Company.

In the past year, our Compensation Committee has taken a number of actions, including:

•

Introducing operating margin percentage as a financial metric for determining AIM awards for performance year 2011 in order to align our annual incentive awards with our goal of balancing year over year margin improvement with revenue growth. In doing so, we also removed any duplication of metrics between our short and long term incentive programs to reduce the probability of excessive risk-taking.

•	Capping the Company-paid amount of our CEO’s personal use of Company-provided aircraft.

•

Amending our 2007 Stock Incentive Plan to replace full payout at target of outstanding PSP awards in the event of a Change in Control of the Company with prorated PSP payout at target based on the point in the performance period where the Change in Control occurs.

•

Amending the Elected Officer Supplemental Program II (“EOSP II”) to grandfather current participants in the plan under the current plan design but closing the plan to future participants after April 30, 2011.

•	Substantial modification of disclosure in this CD&A to provide greater context and clarity as to how incentive plans work and why they were designed as described.

In addition, our Compensation Committee has adopted a number of best practices over the past few years, including:

•	Adoption of a claw-back/recoupment policy. Our current policy will be revised, if necessary, to comply with the requirements of the Dodd-Frank Act when the final regulations are issued.

•

Revision of the Company’s change in control agreements for new officers, eliminating the excise tax gross up and excluding the PSP from the severance calculation. Following this change in May of 2009, four newly appointed officers have received the revised agreements. Since this revision applies only to new officers, not officers who move into a different role, our former President and COO, Michael Lamach, who was promoted to CEO in February 2010, retained the previous version of the agreement;

•	Introduction of tally sheets, the purpose of which is to provide our Compensation Committee with a clearer picture of the total compensation of the NEOs;

•	Elimination of the tax gross-up for the CEO’s personal use of Company-provided aircraft; and

•	Alignment of the definition of service credit in the EOSP II with the service credit in the qualified pension plan for new officers hired on or after May 18, 2009.

V. Compensation Program Descriptions

Base Salaries:

Our Compensation Committee generally targets base salaries for the NEOs around the median for executives in our peer group with similar roles and responsibilities. However, the Committee will also consider the individual’s experience, proficiency and potential to impact future business results when making base salary decisions.

The Annual Incentive Matrix (AIM) Program

Our AIM program is an annual cash incentive program that provides awards for the achievement of pre-established annual performance objectives. These objectives are derived from our AOP, and are presented to, and approved by, the Compensation Committee. The target awards are expressed as a percentage of base salary.

The payouts under this program are a product of an individual performance score and a financial performance score, both of which are represented as a percentage measuring the degree of achievement vs. pre-established targets such that the performance scores are 100% if target performance is achieved. If performance against the financial metric results in a score of 30% or less, there is a zero award for that portion of the AIM calculation. The sum of the financial metric scores combined with individual performance is used to determine AIM payouts. In addition, our Compensation Committee retains the authority and discretion to make downward adjustments to the AIM payouts. Any payout is capped at 200% of the target incentive. The table below illustrates AIM scores based on different levels of performance against the 2010 corporate metrics. Performance against sector financial metrics works the same way.

2010 Corporate/Enterprise AIM Payout Tables

EPS	Corporate EPS Performance (% of Plan)	AIM Score	ACF ($M)	Corporate ACF Performance (% to Plan)	AIM Score	Corporate Revenue ($M)	Corporate Revenue Performance (% of Plan)	AIM Score
$1.58	66%	30%	$660	66%	30%	$13,195	98%	30%
$2.17	90%	80%	$904	90%	80%	$13,400	99%	80%
$2.40	100%	100%	$1,000	100%	100%	$13,481	100%	100%
$3.00	125%	171%	$1,250	125%	171%	$14,000	104%	171%
$3.24	135%	200%	$1,350	135%	$200%	$14,208	105%	200%

Individual performance: Individual objectives include strategic initiatives with both financial and non-financial metrics. An evaluation of performance vs. pre-established individual objectives is conducted at the end of the fiscal year by the executive’s manager, which in the case of the NEOs, other than Michael Lamach, is the Chairman, President and CEO. The details of the CEO’s performance against individual objectives are submitted, approved and evaluated exclusively by the Compensation Committee. The other NEOs submit their individual objectives and their personal evaluations of such to the CEO, and after reviewing these objectives in light of the NEO’s role and responsibilities, coupled with the Company’s strategic goals, a recommendation is submitted to the Compensation Committee for approval.

Financial performance: The AIM financial objectives for 2010 were weighted equally among EPS, ACF, and Revenue. Functional Leaders such as the Chief Financial Officer were measured on the basis of the enterprise financial metrics. Sector Presidents were measured based on a combination of enterprise financial objectives (25% weighting) and the same three financial objectives as they pertain to their own sector (75% weighting).

In 2011, to focus greater attention on enterprise-wide objectives, the weighting between Corporate and sector financial metrics changed to 50%/50% for the Sector Presidents. In addition, to continue on our course of striving for premier performance, we have identified operating margin (“Operating Margin”) improvement as one of our key business drivers for the coming years, and therefore this has been added as the financial measure with the most influence on actual AIM payments for the 2011 performance year. In addition, EPS has been removed as an AIM metric for 2011. Since EPS has been retained as the focus of the long term incentive program, as discussed in the next section, the Compensation Committee deemed it prudent to eliminate the redundancy of using it as a metric for the AIM program and to reduce the potential for excessive risk-taking through an overemphasis on EPS. Thus for 2011, the AIM corporate financial metrics will be Revenue, Operating Margin and ACF.

Below is a graph illustrating how the 2011 AIM design balances the importance of continued growth with improved operating margin.

2011 AIM Plan Design

•	2011 AIM Changes

–	Operating Margin % to be introduced as a key metric

–	Revenue growth will directly link with Operating Margin %

–	Cash flow divided by Operating Income will be retained as a modifier

Long Term Incentive Program

The Company’s long term incentive program is comprised of performance share units (PSUs), stock options and restricted stock units (RSUs). It is designed to align the executives’ interests with the interests of our shareholders. This is achieved by combining equity-based long term incentives that reward performance against EPS growth and stock price growth, while also encouraging retention of our executives. This approach enables us to develop and implement long term strategies that are in the best interest of shareholders.

Performance Share Program: Our PSP is an equity-based incentive compensation program that provides rewards for the growth of our EPS (from continuing operations) relative to our S&P 500 Industrials peer companies over a 3-year performance period.1 The actual PSP award (which can range from 0% to 200% of target) is settled in stock at the end of the applicable performance period. For example, if our EPS growth relative to the S&P 500 is at the 25th percentile, 50% of the target shares will be earned. If our EPS growth is between the 45th and 55th percentile, 100% of the target shares will be earned. At the 75th percentile or higher, 200% of the target shares will be earned. Relative EPS growth below the 25th percentile would result in no award being payable. Our Compensation Committee retains the authority and discretion to make downward adjustments to the calculated PSP award amounts, either as a percentage or a dollar amount, or not to grant any award regardless of actual performance against goals. Dividend equivalents are not earned until the awards vest, and are payable in cash at the time of

[1]

The PSP award made in 2011 for the 2009-2010 performance period (i.e., the stub transitional period) was based on the Company’s EPS growth (from continuing operations) relative to the S&P 500 Industrials Index group and the performance against publicly announced Trane acquisition synergy savings targets.

distribution unless the PSUs were deferred into our executive deferred compensation plan, in which case the dividends are also deferred. As previously disclosed, in order to transition between the one year PSP program that was in effect through 2008 and the current three year PSP program, there was a one-time PSP award in 2009 with a two year performance period for 2009 through 2010, which was based equally on the Company’s EPS growth (from continuing operations) relative to the S&P 500 Industrials Index peer group and the performance against was in effect through 2008 and the current three year PSP program, there was a one-time PSP award in 2009 with a two year performance period for 2009 through 2010, which was based equally on the Company’s EPS growth (from continuing operations) relative to the S&P 500 Industrials Index peer group and the performance against publicly announced Trane acquisition synergy savings targets. The NEO’s PSP target awards are based on roles and responsibilities and competitive market data and are expressed as dollar amounts. The dollar target is converted to share equivalents (PSUs) based on the fair market value of the Company’s shares on the date that the award is granted. For the 2011-2013 awards, the NEO’s PSP targets expressed as shares were as follows: Mr. Lamach 58,097, Mr. Shawley 19,542, Mr. Teirlinck 12,676, Ms. Avedon 9,824 and Mr. Hochhauser 12,676.

Stock Options/Restricted Stock Units: Beginning in 2009, we began to use an equal mix of options and RSUs for eligible participants, including the NEOs other than our CEO.2 Our Compensation Committee believes that the current mix of stock options and RSUs conserves share usage under our incentive stock plan and provides a better balance between risk and retention for equity plan participants. Stock options are considered at risk since there is no value unless there is an appreciation in stock price during the option exercise period. RSUs, on the other hand, have value even if our share price does not grow during the restricted period, and since they do not expire, they provide strong retentive value. Our Compensation Committee annually reviews our equity mix and grant policies to ensure the best approach for both the Company and our shareholders.

Stock option and RSU targets are expressed in dollars. In order to determine the target stock option award for the CEO and the stock option and RSU targets for the other NEOs, the Committee considers factors such as market competitiveness with our peer group, demonstrated potential to drive future business results and sustained individual performance.

Both options and RSUs vest ratably, one third per year, over a three year period following the grant. Dividend equivalents on RSUs also vest ratably and are only payable if the underlying RSU award vests. At the time of vesting, one ordinary share is issued for each RSU and any accrued dividend equivalents are paid in cash. The program rewards long-term shareholder value created through the rising market value of our ordinary shares resulting from our sustained long-term efforts.

For the 2011 grants, the number of stock options was determined based on the Black-Scholes value on December 31, 2010 and the number of RSUs was determined using the fair market value of our ordinary shares on the date of grant.

Based on the plan parameters described above, shown below are the 2011 stock option/RSU and PSU awards for each active NEO*:

	Target 2011-13 PSU award ($)	Stock Option Award ($)	RSU Award ($)
Michael W. Lamach	$2,750,000	$3,000,000	N/A
Steven R. Shawley	$925,000	$462,500	$462,500
Didier P. M. Teirlinck	$600,000	$300,000	$300,000
Marcia J. Avedon	$465,000	$232,500	$232,500
Steven B. Hochhauser	$600,000	$300,000	$300,000

*	Since both Mr. Henkel and Ms. Nachtigal retired in 2010, neither received any long-term incentive awards.

[2]	To ensure that our CEO’s variable compensation is 100% performance-based, his award remains solely in the form of stock options.

VI. 2010 Compensation Decisions (Actual Awards)

We make all decisions relating to our compensation program design and awards in the context of our design principles and overall compensation objectives described above, as well as current best practices. The actual compensation realized by any one of our executives may be above or below the targeted median level based on changes to salary, AIM awards and equity-based plan grants. Salary increases, AIM awards and PSP awards are all driven by attainment of some combination of individual, business unit and/or corporate financial measures as already described. Each executive’s annual stock option and RSU awards are determined by an assessment of that executive’s potential to drive future business results along with sustained performance. Therefore, while the Compensation Committee believes that it is important to base compensation decisions primarily on the most recent market data available, it retains the discretion to go above or below the targeted median levels for any individual or for any specific component of compensation. Our compensation programs provide the Compensation Committee with a framework within which to set a particular executive’s compensation, but the Compensation Committee may use its collective judgment when determining precisely how much to pay that executive. Consequently, the actual amounts of compensation that we pay to our executives may be more or less than the target award levels set for any given year.

The table below reflects the base salary adjustments for the NEOs for the 2010 performance period:

Name	2009	2010	% Increase
Michael W. Lamach[1]	$700,000	$1,000,000	42.86
Steven R. Shawley	$550,000	$575,000	4.5
Didier P. M. Teirlinck	$550,000	$550,000	No change
Marcia J. Avedon	$450,000	$465,000	3.33
Steven B. Hochhauser	$525,000	$540,000	2.86
Herbert L. Henkel	$1,275,000	$1,275,000	No change
Patricia Nachtigal	$525,000	$540,000	2.86

[1]	Promoted to CEO in 2010

The tables below show the pre-established financial performance targets for the 2010 AIM program compared to actual reported performance and, where applicable, the adjusted Revenue number reflecting the downward discretionary adjustments made by the Compensation Committee to the Enterprise and Climate Solutions scores. Senior management recommended, and the Compensation Committee accepted the recommendation, to reduce the Revenue component in the AIM calculation, to the extent the operating margin rate was lower than planned levels. This is consistent with our goal to increase operating margin levels as one of our key business drivers. The AIM financial performance calculation, relative to adjusted EPS from continuing operations, excluded the one-time, non-operational expense of 12 cents per share, which was a result of the passage of HealthCare Reform legislation in 2010. The pre-established financial targets and actual reported financial results are shown for both the enterprise and two of our sectors, since two of our NEOs (Messrs. Teirlinck and Hochhauser) have their AIM program weighted on both enterprise and sector performance. Detail on the weighting between enterprise and sector financials for these two NEOs is shown below, following the table outlining the actual AIM awards.

Enterprise	Pre-Established Financial Performance Targets	Actual Reported Financial Results	Adjusted Financial Results
Earnings per Share (EPS)	$2.41	$2.52	$2.52
Available Cash Flow (ACF)	$1.0 Billion	$874.4 Million	$874.4 Million
Revenue	$13.356 Billion	$14.079 Billion	$13.531 Billion
Overall Corporate Financial Score:	103.49%

Climate Solutions (Teirlinck)	Pre-Established Financial Performance Targets	Actual Reported Financial Results	Adjusted Financial Results
Sector Revenue	$7.322 Billion	$7.782 Billion	$7.323 Billion
Sector Operating Income	$575.7 Million	$598.1 Million	$598.1 Million
Sector Cash Flow	$598.2 Million	$615.3 Million	$615.3 Million
Overall Climate Solutions Financial Score:	99.6%

Residential Solutions (Hochhauser)	Pre-Established Financial Performance Targets	Actual Reported Financial Results
Sector Revenue	$2.150 Billion	$2.122 Billion
Sector Operating Income	$200.0 Million	$181.6 Million
Sector Cash Flow	$259.0 Million	$213.8 Million
Overall Residential Solutions Financial Score	75.23%

In determining the individual factor for the CEO’s 2010 AIM award, the Committee concluded that Mr. Lamach made significant strides in his goals of achieving customer-driven innovation and increasing productivity across the various sectors. All the other NEOs were also evaluated based on their pre-established individual goals.

The AIM awards for all NEOs are based on achieving both the financial and individual goals that were established prior to the beginning of the performance period.

A table detailing the 2010 AIM targets and actual AIM awards for the NEOs is shown below:

Name	Title	AIM Target	AIM Award for 2010
Michael W. Lamach	Chairman, CEO & President	150% of $1,000,000	$1,552,350

Steven R. Shawley	SVP & Chief Financial Officer	100% of $575,000	$624,795

Didier P. M. Teirlinck	SVP & Sector President	90% of $550,000	$448,025	[1]

Marcia J. Avedon	SVP Human Resources and Communications	75% of $465,000	$378,952

Steven B. Hochhauser	SVP & Sector President	90% of $540,000	$379,955	[2]

Herbert L. Henkel	Retired Chairman and CEO	175% of $1,275,000 (pro-rated @ 49.59%)	$1,145,093	[3]

Patricia Nachtigal	Retired SVP & General Counsel	80% of $540,000 (pro-rated @ 98.08%)	$438,493	[3]

[1]

Mr. Teirlinck’s financial score is 75% weighted on Climate Solutions metrics with an AIM payout factor of 99.6% and 25% weighted on an enterprise-wide AIM payout factor of 103.49% for an overall financial AIM performance score of 100.57%.

[2]

Mr. Hochhauser’s financial score is 75% weighted on Residential Solutions metrics with an AIM payout factor of 75.23% and 25% weighted on an enterprise-wide AIM payout factor of 103.49% for an overall financial AIM performance score of 82.29%.

[3]

Both Mr. Henkel and Ms. Nachtigal’s AIM awards were pro-rated based on the number of days they worked in the performance period up to their respective retirement dates, which were June 30, 2010 and December 24, 2010, respectively.

Performance Share Program (PSP)

As described in the Compensation Program Descriptions, the PSP award made in 2011 (for the 2009-2010 transition performance period) was based on the Company’s EPS growth (from continuing operations) relative to the S&P 500 Industrials Index group (18th percentile) and the performance against publicly announced Trane acquisition synergy savings targets (163.54%), resulting in a final payout percentage of 81.77%.

The table below shows the PSP awards made to the NEOs for the 2009-2010 performance period:

Name	Title	PSP Target (In Shares)	PSP Award for 2009-2010 Performance (Actual Shares Earned)	PSP Award for 2009-2010 Performance ($ Value of Shares Earned)
Michael W. Lamach	Chairman, CEO & President	53,429	43,689	$1,979,112

Steven R. Shawley	Chief Financial Officer	44,524	36,408	$1,649,282

Didier P. M. Teirlinck	SVP & Sector President	31,167	25,486	$1,154,516

Marcia J. Avedon	SVP Human Resources and Communications	24,637	20,146	$912,614

Steven B. Hochhauser	SVP & Sector President	35,619	29,126	$1,319,408

Herbert L. Henkel	Retired Chairman & CEO	222,618	136,153	$6,167,731	*

Patricia Nachtigal	Retired SVP & General Counsel	32,651	26,443	$1,197,868	*

*	Both Mr. Henkel and Ms. Nachtigal’s PSP awards were pro-rated based on the number of days they worked in the performance period up to their respective retirement dates, which were June 30, 2010 and December 24, 2010, respectively..

VII. Other Compensation and Tax Matters

Retirement Programs and Other Benefits

We maintain qualified and nonqualified defined benefit pension plans for our employees, including the NEOs, to provide for fixed benefits upon retirement based on the individual’s age and number of years of service. Refer to the Pension Benefits table for additional details on these programs.

We offer a qualified, defined contribution (401(k)) plan called the Ingersoll-Rand Company Employee Savings Plan (the “ESP”) to our salaried and hourly U.S. workforce, including the NEOs. The ESP is a plan that provides a dollar-for-dollar Company match on the first six percent of the employee’s eligible contributions to the ESP. The ESP has a number of investment options and is an important component of our retirement program.

We also have a nonqualified, defined contribution plan. The Ingersoll-Rand Company Supplemental Employee Savings Plan (the “Supplemental ESP”) is an unfunded plan that makes up matching contributions that cannot be made to the ESP due to IRS or plan limitations. The Supplemental ESP consists of notional Company contributions only, which are deemed to be invested in ordinary shares of the Company.

The Executive Deferred Compensation Plans enable eligible employees to defer receipt of a part of their annual salary, AIM award and/or PSP award in exchange for investments in ordinary shares or mutual fund investment equivalents. Refer to the Nonqualified Deferred Compensation table for additional details on the EDCP Plans.

We provide an enhanced, long-term disability plan to certain executives. The plan provides for a higher monthly maximum than the standard group plan and a more favorable definition of disability and has an underlying individual policy that is portable when the executive terminates.

In light of the American Jobs Creation Act of 2004 governing Section 409A of the Internal Revenue Code, “mirror plans” for several of our nonqualified plans, including the Ingersoll-Rand Supplemental Pension Plan (“Supplemental Pension Plan I”), the Elected Officers Supplemental Pension Program (“EOSP 1”) and the IR Executive Deferred Compensation Plan (“EDCP I”) were created. The mirror plans are the Ingersoll-Rand Supplemental Pension Plan II (“Supplemental Pension Plan II and, together with the Supplemental Pension Plan

I, the “Supplemental Pension Plans”), the Elected Officer Supplemental Program II (“EOSP II” and, together with EOSP I, the “EOSP Plans”) and the IR Executive Deferred Compensation Plan II (“EDCP II and, together with the EDCP I, the “EDCP Plans”). The purpose of these mirror plans is not to provide additional benefits to participants, but merely to preserve the tax treatment of the original programs, that is, plans that were in place prior to December 31, 2004. In the case of the EOSP and Supplemental Plans, the mirror plan benefits are calculated by subtracting the original benefit value to avoid double-counting the benefit. For the EDCP Plans, balances accrued through December 31, 2004 are maintained separately from balances accrued after that date. On February 3, 2010, in an effort to harmonize the benefit plans of Ingersoll-Rand and Trane, to simplify administration of such plans and to reduce expenditures, the Board of Directors approved the termination of certain benefit plans of the Company (including EOSP I) effective March 1, 2010. Distributions under the EOSP I were made to eligible participants in March 2010.

Our philosophy is to provide perquisites at levels consistent with prevailing market practice and those of our peer companies. The incremental cost to the Company for perquisites is reported in “All Other Compensation” shown in the Summary Compensation Table.

Severance Arrangements

In connection with external recruiting of certain officers, we generally enter into employment arrangements that provide for severance payments upon certain termination events, other than in the event of a change in control (which is covered by separate agreements with the officers). Messrs. Lamach and Hochhauser and Ms. Avedon have such arrangements which are described in the Post Employment section of this Proxy statement.

Change In Control Provisions

We have entered into change in control agreements with our officers. Payments are subject to a double trigger, meaning that payments would only be received if an officer is terminated without cause or resigns for “good reason” within 2 years following a change in control. We provide change in control agreements to our officers to allow them to act in the best interests of shareholders in the event of a change in control situation without the distraction of potential negative repercussions of a change in control on their own position with the Company. Our incentive stock plans contain provisions providing for the accelerated vesting of outstanding stock awards in the event of a change in control of the Company. Refer to the Post Employment Benefits section of this Proxy statement for a more detailed description of the change in control provisions.

Tax and Accounting Considerations

Section 162(m) imposes a limit of $1,000,000 on the amount that we may deduct for federal income tax purposes in any one year for compensation paid to our CEO and any of our three other highest-paid named executive officers, other than our CFO, who are employed as of the end of the year. However, to the extent compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. We intend most of the variable compensation (i.e., AIM, PSP and Stock Options) paid to NEOs to qualify as performance-based within the meaning of Section 162(m) of the Internal Revenue Code so as to be tax deductible by us, which benefits our shareholders. In order to qualify as performance based, the compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. Our Compensation Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policies and in rewarding superior executive performance. Accordingly, although our Compensation Committee generally intends to avoid the loss of a tax deduction due to Section 162(m), it reserves the right, in appropriate circumstances, to pay amounts that are not deductible. In determining variable compensation programs, we consider other tax and accounting implications of particular forms of compensation such as the implications of Section 409A of the Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares. However, the forms of variable compensation we utilize are determined primarily by their effectiveness in creating maximum alignment between our key strategic objectives and the interests of our shareholders.

Senior Executive Performance Plan (SEPP)

The SEPP is a shareholder approved plan that funds the annual cash incentive awards (AIM) that may be granted to each of the NEOs. The pool is established based on the profit after tax in excess of 6% Return on Equity (“ROE”). Thus, if we fail to generate profits in excess of 6% ROE, no pool is created to fund the AIM awards for the NEOs. In such case, any cash incentive awards to the NEOs are at the discretion of our Compensation Committee and would not be considered to be made under the SEPP. The pool established by the formula described above represents the maximum amount that our Compensation Committee can approve as performance-based cash compensation for its NEOs in accordance with Section 162(m) of the Code. Our Compensation Committee generally exercises its discretion to pay less than the maximum amount to the NEOs after considering the factors described in the AIM Program. We are proposing a new SEPP to our shareholders for approval at the shareholders meeting on June 2, 2011 that we believe will simplify administration and provide our Compensation Committee more flexibility in properly applying our pay for performance philosophy while maintaining meaningful performance conditions that ensure the tax deductibility of payments made to our NEOs. Under the new SEPP, a maximum award would be based on a percentage of Consolidated Operating Income from Continuing Operations. The Company’s Consolidated Operating Income from Continuing Operations is as shown in the Company’s audited annual consolidated statement of income, adjusted for any nonrecurring gains/losses included in operating income from continuing operations including, but not limited to, restructuring charges and asset impairments. Consolidated Operating Income will exclude the effects of any changes in accounting principles as determined in accordance with generally accepted accounting principles. Under the new SEPP, the maximum amount of cash incentive that can be paid to the CEO is 0.6% of Consolidated Operating Income from Continuing Operations and the maximum amount of cash incentive that can be paid to any other covered executive is 0.3% of Consolidated Operating Income from Continuing Operations.

Timing of Awards

Our regular annual equity grants are made by our Compensation Committee at a meeting held after the annual earnings release in February. The timing of this meeting allows management to review the prior year’s performance and assemble all of the necessary information for our Compensation Committee’s consideration. The date is never selected or changed to increase the value of equity awards for executives. In 2011, since the Company’s annual earnings release was on February 9, 2011, the Compensation Committee held a telephonic meeting on February 14, 2011 to approve the annual grant of equity awards, including stock options, RSUs and target PSUs, which were granted and priced on February 14, 2011.

Claw-back / Recoupment Policy

To align further the interests of our employees and our shareholders, we have a claw-back / recoupment policy to ensure that any fraud or intentional misconduct leading to a restatement of our financial statements would be properly addressed. The policy provides that if it is found that an employee committed fraud or engaged in intentional misconduct that resulted, directly or indirectly, in a need to restate our financial statements, then our Compensation Committee has the discretion to direct the Company to recover all or a portion of any cash or equity incentive compensation paid or value realized, and/or to cancel any stock-based awards or AIM award granted to an employee on or after the effective date of the policy. Our Compensation Committee may also request that the Company seek to recover any gains realized on or after the effective date of the policy for equity or cash awards made prior to that date (including AIM, stock options, PSP and RSUs). Application of the claw-back / recoupment policy is subject to a determination by our Compensation Committee that (i) the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated, (ii) the cash incentive or equity award would have been less valuable than what was actually awarded or paid based on the application of the correct financial results, and

(iii) the employee to whom the policy applied engaged in fraud or intentional misconduct. This policy will be revised if required under the Dodd-Frank Act once the regulations implementing the clawback policy requirements of that law have been issued.

Share-Ownership Guidelines

We impose share ownership requirements on each of our officers. These share ownership requirements are designed to emphasize share ownership by our officers and to further align their interests with our shareholders. Each officer must achieve and maintain ownership of ordinary shares or ordinary share equivalents at or above a prescribed level. The requirements are as follows:

	Number of Active Participants as of 12/31/10	Individual Ownership Requirement (Shares and Equivalents)	Percent of Salary (Based on Year-End Stock Price)
Chief Executive Officer	1	150,000	In excess of 6x multiple of salary
Executive Vice Presidents & Chief Operating Officer	0	75,000	In excess of 4x multiple of salary
Senior Vice Presidents	9	40,000	In excess of 3x multiple of salary
Corporate Vice Presidents	7	15,000	In excess of 1x multiple of salary

Our share-ownership program requires the accumulation of ordinary shares (or ordinary share equivalents) over a five-year period following the date the person becomes subject to share-ownership requirements at the rate of 20% of the required level each year. Executives who are promoted, and who have their ownership requirement increased, have three years to achieve the new level from the date of promotion. However, given the significant increase in the ownership requirement for an individual who is promoted to CEO, that individual has five years from the date of the promotion to achieve the new level. Ownership credit is given for actual ordinary shares owned, deferred compensation that is invested in ordinary shares within our EDCP Plans, ordinary share equivalents accumulated in our qualified and nonqualified employee savings plans as well as RSUs. Stock options, stock appreciation rights and unvested PSUs do not count towards meeting the share-ownership target. If executives fall behind their scheduled accumulation level during their applicable accumulation period, or if they fail to maintain their required level of ownership after their applicable accumulation period, their right to exercise stock options will be limited to “buy and hold” transactions until the required ownership level is achieved. As of March 31, 2011, all of our executives subject to the share-ownership guidelines were in compliance with these requirements.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.

Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

COMPENSATION COMMITTEE

Orin R. Smith (Chair)

John Bruton

Jared L. Cohon

Gary D. Forsee

Constance J. Horner

Tony L. White

Executive Compensation

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), each of our three other most highly compensated executive officers plus two retired executive officers, our former CEO and our former Senior Vice President and General Counsel (collectively, the named executive officers, or the “NEOs”) for services rendered during the last fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	Non- Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
M. W. Lamach	2010	972,692	—	2,749,986	2,527,500	1,552,350	2,226,499	349,833	10,378,860
Chairman, President	2009	688,542	—	2,022,864	658,429	850,927	1,053,076	92,724	5,366,562
and Chief Executive Officer	2008	557,917	—	111,581	1,988,423	390,920	333,436	96,743	3,479,020

S. R. Shawley	2010	568,750	—	1,387,503	418,615	624,795	2,298,593	103,681	5,401,937
Senior Vice President	2009	550,000	—	1,721,170	372,094	668,586	923,344	454,738	4,689,932
and Chief Financial Officer	2008	489,583	—	130,178	2,030,423	290,559	2,516,223	1,399,554	6,856,520

D. P. M. Teirlinck	2010	550,000	—	900,013	271,534	448,025	292,608	713,271	3,175,451
Senior Vice President

M. J. Avedon	2010	461,250	—	697,511	210,440	378,952	380,709	555,874	2,684,736
Senior Vice President, Human Resources & Comm.

S. B. Hochhauser	2010	536,250	—	900,013	271,534	379,955	478,580	91,554	2,657,886
Senior Vice President	2009	525,000	—	1,376,929	297,675	539,509	322,177	77,153	3,138,443

H. L. Henkel	2010	637,500	—	—	6,824,250	1,145,093	3,997,884	423,116	13,027,843
Retired Chairman	2009	1,275,000	—	7,500,000	2,409,750	2,446,000	3,665,592	444,294	17,740,636
	2008	1,275,000	—	929,844	3,641,625	1,425,000	7,104,694	525,269	14,901,432

P. Nachtigal	2010	526,467		825,015	248,908	438,493	608,413	181,544	2,828,840
Retired Senior Vice	2009	525,000	—	1,263,188	274,541	482,708	458,793	157,881	3,162,111
President and General Counsel	2008	522,917	—	111,581	511,791	227,981	1,442,315	121,923	2,938,508

(a)	In February 2010, Mr. Lamach was promoted to Chief Executive Officer and his base annual salary was increased from $700,000 to $1,000,000. Pursuant to the EDCP Plans, a portion of a participant’s annual salary may be deferred into a number of investment options. A portion of the salary of Mr. Hochhauser (10%) was deferred into the EDCP Plans in 2009. In addition, a portion of the salary of Mr. Henkel (20%) was deferred into the EDCP Plans in 2008. Amounts shown in this column are not reduced to reflect deferrals of salary into the EDCP Plans.

(b)	The amounts shown in this column reflect the aggregate grant date fair value of PSU awards and any RSU awards granted for the year under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and do not reflect amounts paid to or realized by the NEOs. In determining the aggregate grant date fair value of the PSU awards, the awards are valued assuming target level performance achievement (rather than maximum level performance achievement). If the maximum level performance achievement is assumed, the aggregate grant date fair value of the PSU awards would be as follows:

Name	Maximum Grant Date Value Of 2010-12 PSU Awards
M. W. Lamach	$5,499,971
S. R. Shawley	$1,850,004
D. P. M. Teirlinck	$1,199,175
S. B. Hochhauser	$1,199,175
M. J. Avedon	$929,994
H. L. Henkel	$0
P. Nachtigal	$1,100,020

For a discussion of the assumptions made in determining the ASC 718 values, see Note 16, “Share-Based Compensation”, to the Company’s consolidated financial statements contained in the 2010 Annual Report on Form 10-K. The ASC 718 grant date fair value of the PSU award is spread over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures.

In 2008, effective for the awards granted in 2009, the PSP program was amended to a three-year performance cycle (with a two-year transition award in 2009 to bridge the gap between the one and three-year plans). Thus, in 2009, two separate target award grants were made covering the 2009-10 performance years and the 2009-11 performance years. While the SEC rules require disclosure of the aggregate grant date fair value for both award grants in 2009, any payouts from the two separate target award grants would be made based on different performance periods and made in separate years. The 2008 award amounts were restated from previous proxy disclosures to reflect changes to the SEC rules requiring awards to be valued on an aggregate grant date fair value basis. Please see also the Grants of Plan-Based Awards table for additional details of the 2010 grants including in this column.

(c)	The amounts in this column reflect the aggregate grant date fair value of stock option grants for financial reporting purposes for the year under ASC 718 and do not reflect amounts paid to or realized by the NEOs. For a discussion of the assumptions made in determining the ASC 718 values see Note 16, “Share-Based Compensation”, to the Company’s consolidated financial statements contained in its 2010 Annual Report on Form 10-K. In accordance with ASC 718, the fair value of the grant is determined using the Black-Scholes option pricing model. The 2008 award amounts were restated from previous proxy disclosures to reflect changes to the SEC rules requiring awards to be valued on an aggregate grant date fair value basis. The assumptions underlying the valuation of stock options granted in 2010 are set forth in footnote (f) to the 2010 Grants of Plan-Based Awards below.

(d)	This column reflects the amounts earned as annual awards under the AIM program. Unless deferred into the EDCP Plans, AIM program payments are made in cash. In both 2010 and 2009, the only NEO who elected to defer a portion of his AIM was Mr. Hochhauser. In both years he elected to defer 10% of his AIM award into the EDCP Plans. Amounts shown in this column are not reduced to reflect deferrals of AIM awards into the EDCP Plans.

(e)

Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the Pension Plan, Supplemental Pension Plans, EOSP Plans, the MIU Plan and the 10-Year Annuity Plan, as applicable. The change in pension benefits value is attributable to the additional year of service and age, the annual AIM award and any annual salary increase. Amounts are higher for those NEOs who are older and closer to retirement than for those who are younger and further from retirement since the period over which the benefit is discounted to determine its present value is shorter and the impact of discounting is therefore reduced.

In 2010, the change in pension value for Mr. Lamach was attributable to the factors shown above (additional year of service and age, the annual AIM award and annual salary increase) but in his case these factors were more significant due to his promotion to CEO and his adjusted salary and bonus target. Mr. Shawley’s change in pension value in 2010 was also affected by a change in his bonus target.

In 2008, the change in pension benefits value was, to a large extent, attributable to the unanticipated change in interest and discount rates. Decreasing interest rates, compounded by increasing discount rates, cause the value of the lump sum under the EOSP II to increase.

The plans do not permit above-market or preferential earnings on any nonqualified deferred compensation, and therefore no such amounts are reflected in this column.

(f)	The amounts reflected in this column include:

•	for Ms. Nachtigal the cash portion of the dividend paid pursuant to the Company’s MIU Plan;

•

Company contributions to the accounts of the NEOs under the ESP, as well as amounts credited to the accounts of such NEOs under the Supplemental ESP, which provide benefits which would have been provided under the applicable tax-qualified plan but for Internal Revenue Code and plan restrictions on such benefits;

•

for Ms. Nachtigal under the Senior Executive Death Benefit program, a portion of the respective life insurance policy premiums representing the difference between the cost of age graded insurance and premiums paid by such NEO;

•

for all NEOs other than Mr. Henkel, the value of life insurance premiums paid by the Company. In addition, for Ms. Nachtigal, income recognized during the term of the split-dollar life insurance policies purchased by the Company pursuant to the Estate Enhancement Program. The income amount is based on the face amount of the policy and the age of the insured under the policy;

•

the aggregate incremental cost to the Company for providing certain perquisites to the NEOs. For security and safety reasons and to maximize his availability for Company business, the Board of Directors requires the CEO to travel exclusively on Company-provided aircraft for business and personal purposes. The incremental cost to the Company of personal use of the Company aircraft is calculated based on the hourly average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering and landing fees. The hourly average variable cost is multiplied by the amount of time flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, management fees and training, hanger and insurance expenses. We impose an annual limit of $150,000 on the CEO’s personal use of Company-provided aircraft. If the CEO exceeds this limit he is responsible for reimbursing the Company for any additional costs. In connection with the October 2010 board meeting in Ireland, certain benefits in kind were attributable to the NEOs (i.e., non-board related tours and activities, gift, non-board meeting related local transportation and, when applicable, spousal travel costs to Ireland and spousal meals). In 2010 we provided relocation benefits to Mr. Teirlinck which included the reimbursement of the documented capital loss on the value of his home, inventory/home sale expenses, temporary living expenses, home purchase closing costs and travel. In 2010 we also provided relocation benefits to Ms. Avedon which included inventory/home sale expenses, the cost of household moving expenses and temporary living expenses. In 2009, we provided relocation benefits to Mr. Shawley for inventory/home sale expenses and in 2008 for the reimbursement of household moving expenses, payment of the full appraised value of his homes and reimbursement for documented capital improvements made to his homes. The relocation for these NEOs was to facilitate their required moves to North Carolina. To ensure that Mr. Teirlinck remains covered under the Belgium social scheme and has access to the country’s health plan should he return to Europe, we make contributions to the Belgium social scheme on his behalf. We also provide certain executives with Company-leased cars for business and personal use. The incremental cost of the

Company-leased cars is calculated based on the lease, insurance, fuel and maintenance costs to the Company. In addition, we provide certain executives with (i) financial counseling services, which may include tax preparation and estate planning services, (ii) medical services through an on-site physician under the Executive Health Program and (iii) wellness reimbursement for health club memberships on the same terms as provided to all non-union U.S. based employees. In 2010, in recognition of their significant contributions to the Company over the years, Mr. Henkel and Ms. Nachtigal were given the following special considerations at retirement: Ms. Nachtigal was provided with the title to her Company-leased car, and Mr. Henkel received his laptop computer, the title to his company-leased car and a Club Car vehicle;

•	for Mr. Shawley, the estimated year over year increase in the value of the retiree medical plan. The increase was calculated based on the methods used for financial statement reporting purposes;

•

for Messrs. Henkel and Lamach and Ms. Nachtigal, those payments that reimburse them for the income taxes payable in respect to Irish taxes. Without this reimbursement these NEOs would be subject to double-taxation (in the US and in Ireland) for the same income. For Mr. Teirlinck and Ms. Avedon, the reimbursement for taxes associated with their relocation benefits, and for Mr. Teirlinck, the tax reimbursement for the imputed income related to the Belgium social contributions; and

•	for Mr. Henkel and Ms. Nachtigal, payment for any unused vacation accrued prior to retirement.

The following table summarizes the components of this column for fiscal year 2010:

Name	MIU Plan ($)	ESP (including Supple- mental ESP) ($)	Senior Executive Death Benefit Program ($)	Company Cost for Life Insurance ($)	Perquisites ($)(a)	Retiree Medical Plan ($)	Tax Payments and Gross-ups ($)(b)	Unused Vacation ($)	Total ($)
M. W. Lamach	—	109,417	—	1,170	176,647	—	62,599	—	349,833
S. R. Shawley	—	74,240	—	2,580	23,661	3,200	—	—	103,681
D. P. M. Teirlinck	—	52,846	—	1,242	416,232	—	242,952	—	713,271
M. A. Avedon	—	51,172	—	720	482,869	—	21,113	—	555,874
S. B. Hochhauser	—	64,546	—	855	26,153	—	—	—	91,554
H. L. Henkel	—	185,010	—	—	174,834	—	24,041	39,231	423,116
P. Nachtigal	4,620	60,551	2,539	6,471	59,949	—	22,492	24,923	181,544

(a)	The following table summarizes the incremental value of each type of perquisite provided to the NEOs in fiscal year 2010:

Name	Aircraft Usage ($)	Relocation Benefits ($)	Belgium Social Contributions ($)	Car Usage ($)	Financial Consulting ($)	Executive Health Program ($)	Wellness Reimbursement ($)	October 2010 Board Meeting(1)	Special Considerations ($)(2)
M. W. Lamach	143,263	—	—	15,427	9,174	1,983	—	6,801	—
S. R. Shawley	—	—	—	11,617	8,701	3,151	—	191	—
D. P. M. Teirlinck	—	368,177	21,029	15,500	8,823	1,643	—	1,060	—
M. A. Avedon	—	444,391	—	18,193	8,583	3,549	$500	7,654	—
S. B. Hochhauser	—	—	—	14,036	8,635	3,148	—	333	—
H. L. Henkel	86,555	—	—	28,213	9,368	1,724	—	—	48,973
P. Nachtigal	—	—	—	22,807	8,385	2,566	—	378	25,813

(1)	The amounts include spousal travel costs to Ireland in connection with the October 2010 board meeting for Messrs. Lamach and Teirlinck and Ms. Avedon and, for all NEOs (other than Mr. Henkel), the value of certain benefits in kind received while in Ireland (i.e., non-board related tours and activities, gift, non-board meeting related local transportation and, when applicable, spousal meals).

(2)	The incremental cost to the company for these special considerations is as follows: For the company car provided to each retiring NEO, based on the wholesale market value, ($44,000 for Mr. Henkel and $25,813 for Ms. Nachtigal); for the buy-out on the lease for Mr. Henkel’s laptop computer ($1,023), and for the Club Car vehicle, based on the manufacturing cost ($3,950).

(b)	The amounts for Messrs. Henkel and Lamach and Ms. Nachtigal represent Irish taxes paid on their behalf ($23,693 for Mr. Henkel, $61,692 for Mr. Lamach and $19,860 for Ms. Nachtigal) and the corresponding gross-up for U.S. taxes due on these payments ($348 for Mr. Henkel, $907 for Mr. Lamach and $2,632 for Ms. Nachtigal). As noted earlier, without this tax reimbursement, these NEOs would be subject to double taxation since they are already paying US taxes on their income. The amount for Mr. Teirlinck represents $6,409 which is the gross-up on the contributions made to the Belgium Social Scheme and $236,543 for relocation gross-up. The amount for Ms. Avedon represents the gross-up for relocation.

2010 GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the NEOs during fiscal 2010. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of stock option awards and grants made under non-equity incentive plans in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh) (d)	Closing Price of Security Underlying Options on Grant Date ($/Sh) (e)	Grant Date Fair Value of Stock and Option Awards ($)(f)
		Number of Units (#)	Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)	Actual Stock and Option Awards (#)(c)
M. W. Lamach
AIM	February 16, 2010		0	1,500,000	3,000,000
PSUs (2010-12)	February 16, 2010					43,524	87,048	174,096				2,749,986
Options	February 16, 2010								250,000	31.5916	31.88	2,527,500

S. R. Shawley
AIM	February 16, 2010		0	575,000	1,150,000
PSUs (2010-12)	February 16, 2010					14,640	29,280	58,560				925,002
Options	February 16, 2010								41,406	31.5916	31.88	418,615
RSUs	February 16, 2010								14,640			462,501

D. P. M. Teirlinck
AIM	February 16, 2010		0	495,000	990,000
PSUs (2010-12)	February 16, 2010					9,496	18,992	37,984				599,988
Options	February 16, 2010								26,858	31.5916	31.88	271,534
RSUs	February 16, 2010								9,497			300,025

M. A. Avedon
AIM	February 16, 2010		0	348,750	697,500
PSUs (2010-12)	February 16, 2010					7,360	14,719	29,438				464,997
Options	February 16, 2010								20,815	31.5916	31.88	210,440
RSUs	February 16, 2010								7,360			232,514

S. B. Hochhauser
AIM	February 16, 2010		0	486,000	972,000
PSUs (2010-12)	February 16, 2010					9,496	18,992	37,984				599,988
Options	February 16, 2010								26,858	31.5916	31.88	271,534
RSUs	February 16, 2010								9,497			300,025

H. L. Henkel
AIM	February 16, 2010		0	2,231,250	4,462,500
Options	February 16, 2010								675,000	31.5916	31.88	6,824,250

P. Nachtigal
AIM	February 16, 2010		0	432,000	864,000
PSUs (2010-12)	February 16, 2010					8,705	17,410	34,820				550,010
Options	February 16, 2010								24,620	31.5916	31.88	248,908
RSUs	February 16, 2010								8,705			275,005

(a)

The target award levels established for the AIM program are established annually in February and are expressed as a percentage of the NEO’s base salary. Refer to Compensation Discussion and Analysis under the heading “The Annual Incentive Matrix (AIM) Program” for a description of the Compensation Committee’s process for establishing AIM program target award levels. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the AIM program that were paid in February 2011, based on performance in 2010. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in February 2010. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)	The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for PSU awards and reflect the target grant for performance period 2010-2012. The PSP pays $0 for performance below threshold. For a description of the Compensation Committee’s process for establishing PSP target award levels, please refer to Compensation Discussion and Analysis, under the heading “Long Term Incentive Program”.

(c)	The amounts in this column reflect the stock option and RSU awards granted in February 2010. For a description of the Compensation Committee’s process for determining stock option and RSU awards, see Compensation Discussion and Analysis under the heading “Long Term Incentive Program.”

(d)	Stock options were granted under the Company’s Incentive Stock Plan of 2007, which requires options to be granted at an exercise price equal to the fair market value of the Company’s ordinary shares on the date of grant. The fair market value is defined in the Incentive Stock Plan of 2007 as the average of the high and low sales price of the Company’s ordinary shares listed on the NYSE on the grant date.

(e)	The amounts in this column reflect the closing price on the NYSE of the Company’s ordinary shares on the grant date.

(f)	The grant date fair value of the stock option awards granted in February 2010 was calculated in accordance with ASC 718, based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The Company cautions that the actual amount ultimately realized by each NEO from the stock option awards will likely vary based on a number of factors, including stock price fluctuations, differences from the valuation assumptions used and timing of exercise or applicable vesting. The grant date fair values were determined based in part upon the following assumptions as set forth in the Company’s consolidated financial statement contained in its 2010 Annual Report on Form 10-K:

February 16, 2010
Expected volatility	37.38%
Risk-free rate of return	2.36%
Dividend yield	1.43%
Time of exercise (expected)	5.1 years

The Black-Scholes option pricing model, with the assumptions described above, indicated a stock option value of 32% ($10.11 per share) of the stock value on the date of the award ($31.5916 per share). See Note 16, “Share-Based Compensation”, to the Company’s consolidated financial statements contained in its 2010 Annual Report on Form 10-K for further assumptions made in valuing stock options. The grant date fair value of the PSU and RSU awards granted in February 2010 was based on the average of the high and low stock price on the date of grant ($31.5916 per share).

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (c)	Number of Shares or Units of Stock that have Not Vested (#) (d)	Market Value of Shares or Units of Stock that have Not Vested ($) (e)
M.W. Lamach	100,000			$33.9200	2/16/2014
	100,000			$38.6850	2/1/2015
	52,740			$39.4250	1/31/2016
	43,790			$43.1250	2/6/2017
	32,340	16,170		$39.0000	2/14/2018
		100,000		$43.4550	6/5/2018
		50,000		$16.8450	2/11/2019
	22,041	44,084		$16.8450	2/11/2019
		250,000		$31.5916	2/15/2020
						202,723	$9,546,226

S.R. Shawley	55,000			$32.1825	2/3/2014
	48,400			$38.6850	2/1/2015
	52,740			$39.4250	1/31/2016
	43,790			$43.1250	2/6/2017
	32,340	16,170		$39.0000	2/14/2018
		100,000		$43.4050	6/3/2018
	21,875	43,750		$16.8450	2/11/2019
		41,406		$31.5916	2/15/2020
						141,718	$6,673,501

D. Teirlinck	2,667			$38.4700	10/1/2015
	17,580			$39.4250	1/31/2016
	23,170			$43.1250	2/6/2017
	16,850	8,426		$39.0000	2/14/2018
	16,666	33,334		$16.8450	2/11/2019
		26,858		$31.5916	2/15/2020
						97,490	$4,590,804

M. Avedon	30,000			$43.1250	2/6/2017
	25,991	12,996		$39.0000	2/14/2018
	5,000	30,000		$16.8450	2/11/2019
		20,815		$31.5916	2/15/2020
						77,353	$3,642,553

S.B. Hochhauser		50,000		$37.5750	8/5/2018
	17,500	35,000		$16.8450	2/11/2019
		26,858		$31.5916	2/15/2020
						106,727	$5,025,774
H.L. Henkel	300,000			$20.9025	1/1/2012
	370,000			$19.5250	2/4/2013
	420,000			$32.1825	2/3/2014
	450,000			$38.6850	2/1/2015
	263,700			$39.4250	1/31/2016
	218,925			$43.1250	2/6/2017
	225,000	112,500		$39.0000	2/14/2018
	141,666	283,334		$16.8450	2/11/2019
		675,000		$31.5916	2/15/2020
						277,512	$13,068,040

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (c)	Number of Shares or Units of Stock that have Not Vested (#) (d)	Market Value of Shares or Units of Stock that have Not Vested ($) (e)
P. Nachtigal	30,000			$20.9025	1/1/2012
	56,000			$19.5250	2/4/2013
	80,000			$32.1825	2/3/2014
	100,000			$38.6850	2/1/2015
	46,880			$39.4250	1/31/2016
	38,920			$43.1250	2/6/2017
	31,621	15,811		$39.0000	2/14/2018
	16,140	32,280		$16.8450	2/11/2019
		24,620		$31.5916	2/15/2020
						74,745	$3,519,742

(a)	Generally, options granted to all employees, including all of the options granted to NEOs shown in this table, become exercisable in three equal installments beginning on the first anniversary after the date of grant. Notwithstanding the foregoing, employees who terminate employment due to death, disability or retirement continue to vest in the options on the same basis as active employees. Grants made by the Company to a new hire or a newly promoted employee generally “cliff” vest (i.e., vest all at once on a certain future date).

(b)	Mr. Lamach’s grant dated June 6, 2008 vests 50% on each of the third and fifth anniversaries of the grant date and his grant of 50,000 options, dated February 12, 2009, vests 100% on the third anniversary of the grant date. Mr. Shawley’s grant dated June 4, 2008 vests 50% on each of the fourth and sixth anniversaries of the grant date. Mr. Hochhauser’s grant dated August 6, 2008 vests 100% on the third anniversary of the grant date. All other grants listed in the table vest ratably over three years.

(c)	All of the options granted to the NEOs reflected in this table expire after ten years. Thus, the actual date of grant is ten years (less one day) earlier than the expiration date listed.

(d)	This column represents unvested RSUs and/or PSUs. Generally, RSUs granted to all employees, including all of the RSUs granted to NEOs shown in this table, become exercisable in three equal installments beginning one year after the date of grant, subject to continued employment, but employees who terminate employment due to death, disability or retirement continue to vest in the RSUs on the same basis as active employees. PSUs generally vest upon the completion of the applicable performance period, subject to achievement of the performance goals and continued employment, but employees who terminate employment due to death, disability or retirement vest in a prorated portion of their PSUs based on performance.

(e)	The market value of the PSUs and/or RSUs reflected in this column was computed using the closing market price of the Company’s ordinary shares on the NYSE at December 31, 2010 ($47.09).

2010 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the amounts received by each NEO upon exercise of options or the vesting of stock during the fiscal year ended December 31, 2010:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
M. W. Lamach		—	11,032	340,668
S. R. Shawley		—	12,103	373,741
D. P. M. Teirlinck		—	8,853	273,381
M. J. Avedon	10,000	182,844	14,640	464,271
S. B. Hochhauser	—	—	10,124	312,629
H. L. Henkel	350,000	5,807,340	55,200	1,704,576
P. Nachtigal	56,000	978,863	9,852	304,230

(a)	This column reflects the aggregate dollar amount realized by the NEO upon the exercise of the options and sale of the underlying securities by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(b)	This column reflects the value of the RSU and PSU awards that vested on February 12, 2010, based on the fair market value of the Company’s shares on the vesting date. For Mr. Henkel, the column includes only the value of PSU awards. For Ms. Avedon, the column also includes the value of a one-time grant of employment shares (“Employment Shares”) that vested on February 17, 2010, based on the fair market value of the Company’s shares on the vesting date.

2010 PENSION BENEFITS

The table below represents the estimated present value of defined benefits for the plans in which each NEO participates.

These plans include the:

•	qualified Ingersoll-Rand Pension Plan Number One (the “Pension Plan”);

•	Ingersoll-Rand Supplemental Pension Plans;

•	Elected Officers Supplemental Programs I & II;

•	10-Year Annuity Program; and

•	Management Incentive Unit Plan.

The Pension Plan is a funded, tax qualified, non-contributory defined benefit plan that covers the majority of the Company’s salaried U.S. employees. The Pension Plan provides for normal retirement at age 65. Vesting occurs after five years of service regardless of age. The formula to determine the lump sum benefit under the Pension Plan is: 5% of final average pay (the five highest consecutive years out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between an annuity and a lump sum option is available.

The Supplemental Pension Plans are unfunded, nonqualified, non-contributory defined benefit restoration plans. Since the Internal Revenue Service (“IRS”) limits the annual compensation recognized when calculating benefits under the qualified Pension Plan, the Supplemental Plans restore what is lost in the Pension Plan due to these limits. The Supplemental Pension Plans cover all employees of the Company who participate in the qualified Pension Plan and who are impacted by the IRS compensation limits. A participant must meet the vesting requirements of the qualified Pension Plan to qualify for benefits under the Supplemental Pension Plans. Benefits under the Supplemental Pension Plans are available only as a lump sum after termination.

The EOSP II, which will be closed to new participants beginning in April 2011, is an unfunded, nonqualified, non-contributory defined benefit plan, designed to replace a percentage of an officer’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the officer’s current annual salary plus the average of his or her three highest AIM awards during the most recent six years. No other elements of compensation (other than salary and AIM awards) are included in the definition of the final average pay. The EOSP II, which is limited to officers of the Company, provides a benefit pursuant to a formula in which 1.9% of an officer’s final average pay is multiplied by the officer’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the officer will receive that are provided by the Company under certain qualified and nonqualified retirement plans as well as Social Security. If additional years of service were granted to an officer as part of his or her employment agreement, those additional years of service are reflected in the Pension Benefits table below. Vesting occurs at the earlier of the attainment of age 55 and the completion of 5 years of service or age 62. Unreduced benefits under the EOSP II are available at age 62 and benefits are only available as a lump sum after termination.

The Company established a 10-Year Annuity Program (the “10-Year Annuity Plan”) to provide additional post-employment payments to officers to make up for a reduction in the amount of life insurance the officers could purchase under the Company’s Group Term Life Insurance Plan. Pursuant to the 10-Year Annuity Plan, the Company entered into arrangements with Mr. Henkel and Ms. Nachtigal under which the Company is obligated to pay Mr. Henkel $125,000 and Ms. Nachtigal $45,000 annually for a ten-year period commencing the later of age 62 (or 65 in the case of Ms. Nachtigal). In the event of death, the benefits payable to Mr. Henkel and Ms. Nachtigal would be paid to their respective estates to the extent not already paid. In the case of Mr. Henkel, the Company is a beneficiary of a life insurance policy on Mr. Henkel and, based on actuarial assumptions, the life insurance proceeds receivable by the Company will defray the costs associated with this program. Participation in the 10-Year Annuity Plan was frozen in 1999.

The Management Incentive Unit Plan (the “MIU Plan”) was established to provide an incentive to attract and retain top performers and to focus the attention of the participants on shareholder value. The MIU Plan has since been replaced with other long-term incentive awards. Participation is frozen and no new MIU awards under this plan have been made since 1990. The MIU Plan is a nonqualified plan that provides quarterly cash payments of dividends and accruals of ordinary share equivalents to active participants based upon the number of MIU units previously awarded to a participant. When cash dividends are paid on the Company’s ordinary shares, a participant is paid a cash amount equal to one-half of the dividends the participant would have received had the participant owned one share of ordinary share for each MIU unit granted to the participant. The remaining one-half of each cash dividend is credited to an account for the participant and is converted into ordinary share equivalents which also are held in the participant’s MIU account. The one-half portion of the dividend that is credited as an ordinary share equivalent is included in the pension value of accumulated benefit column of the Pension Benefits table. Following retirement, distributions of the ordinary share equivalents (and not the underlying MIUs granted to the participant) are made in cash equal to the fair market value of one ordinary share for each ordinary share equivalent credited to the participant’s account. Upon Ms. Nachtigal’s retirement on December 24, 2010, there were 11 active participants remaining in the MIU Plan, none of whom is an NEO.

Name	Plan Name	Number of Years Credited Service (#) (a)		Present Value of Accumulated Benefit ($) (b)		Payments During Last Fiscal Year ($) (c)
M.W. Lamach	Pension Plan	6.917		$42,627		$0
	Supplemental Pension Plan II	6.917		$165,239		$0
	Elected Officer Supplemental Program II	24.00	(d)	$5,108,740		$0

S. R. Shawley	Pension Plan	36.5		$528,465		$0
	Supplemental Pension Plan I	6.00	(e)	$132,104		$0
	Supplemental Pension Plan II	12.00	(e)	$181,046		$0
	Elected Officer Supplemental Program II	35.0	(f)	$9,046,185	(g)	$0

D. Teirlinck	Pension Plan	2.33	(h)	$21,189		$0
	Supplemental Pension Plan II	2.33	(h)	$49,047		$0
	Elected Officer Supplemental Program II	6.00	(i)	$908,409		$0

M. Avedon	Pension Plan	3.92		$26,766		$0
	Supplemental Pension Plan II	3.92		$57,414		$0
	Elected Officer Supplemental Program II	4.00	(j)	$897,025		$0

S. B. Hochhauser	Pension Plan	2.58		$18,079		$0
	Supplemental Pension Plan II	2.58		$51,599		$0
	Elected Officer Supplemental Program II	3.0	(k)	$849,427		$0

H.L. Henkel	Pension Plan	11.25		$0		$181,988
	Supplemental Pension Plan I	5.75		$1,078,787		$0
	Supplemental Pension Plan II	11.25		$1,168,635		$0
	Elected Officer Supplemental Program I	18.00	(l)	$0		13,439,440
	Elected Officer Supplemental Program II	24.00	(l)	$24,454,857	(m)	$0
	10-Year Retirement Agreements	—		$1,063,144		$0

P. Nachtigal	Pension Plan	31.5		$757,115		$0
	Supplemental Pension Plan I	25.5		$536,260		$0
	Supplemental Pension Plan II	31.5		$462,607		$0
	Elected Officer Supplemental Program I	26.00		$0		$2,806,590
	Elected Officer Supplemental Program II	32.00		$3,638,664	(n)	$0
	10-Year Retirement Agreements	—		$372,666		$0
	Management Incentive Unit Plan	—		$399,733		$0

(a)

The years of credited service calculation under the EOSP Plans differs from the calculation used in both the Pension Plan and the Supplemental Pension Plans. Under the EOSP Plans, only for officers covered prior to May 19, 2009, a full year of service is credited for any year in which they work at least one day. In the Pension Plan and the Supplemental Pension Plans, as well as the EOSP Plan for those officers who began to participate on or after May 19, 2009, the number of years of credited service is based on elapsed time (i.e. credit is given for each month in which a participant works at least one day). In addition, as noted above, the

Supplemental Pension Plan II and the EOSP Plan II were established as mirror plans, effective January 1, 2005. The years of credited service used for calculating benefits under the EOSP Plan I and the Supplemental Pension Plan I are the years of credited service through December 31, 2004. The years of credited service used for calculating benefits under the Pension Plan, EOSP Plan II and Supplemental Pension Plan II are the years of credited service through December 31, 2010. Years of credited service is not used in the determination of the present value of benefits for the MIU Plan or the 10-Year Annuity Plan. The benefits earned under the EOSP Plan I and Supplemental Pension Plan I serve as offsets to the benefits earned under the EOSP Plan II and Supplemental Pension Plan II; that is, there is no double counting.

(b)	The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of the same pension plan measurement date (December 31, 2010) for financial statement reporting purposes, consistent with the assumptions described in Note 15, “Pensions and Postretirement Benefits Other than Pensions”, to the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010.

A present value of benefits for the Supplemental Pension Plan I is reported for those NEOs who were vested in that plan at December 31, 2004, the date on which that plan was frozen. If an NEO was not vested in the Supplemental Pension Plan I at December 31, 2004, that NEO is not now, nor in the future, entitled to any benefit under that plan. See the section above under “2010 Pension Benefits” for more information on the material terms and conditions of payments and benefits available under the plans, including each plan’s normal retirement payment and benefit formula, and the specific elements of compensation included in applying the payment and benefit formula.

(c)	On February 3, 2010, the Board of Directors approved the termination of the EOSP Plan I and distributions were made to eligible participants in March 2010. Mr. Henkel also elected to receive a lump sum distribution of his Pension Plan following his retirement in June 2010.

(d)	Mr. Lamach’s credited years of service exceed his actual years of service by 17 years pursuant to the provisions of his employment arrangement. The increase in present value of benefits due to those additional years of credited service is $3,683,241. Mr. Lamach’s benefit will be reduced by the pension benefit he receives from his former employer.

(e)	Mr. Shawley’s service in the Supplemental Plans began in January 1999 when he transferred from Thermo King.

(f)	Under the provisions of EOSP II Mr. Shawley’s service is capped at 35 years.

(g)	On June 4, 2008, the Compensation Committee of the Board of Directors agreed that if Mr. Shawley remains with the Company until age 60, any reduction for early retirement will be waived. The increase in present value of benefits resulting from this provision is $1,342,880.

(h)	Mr. Teirlinck’s service in Pension Plan Number One and the Supplemental Pension Plan II began in September 2008 when he transferred to the United States.

(i)	Mr. Teirlinck’s benefit under the EOSP II uses all his service with the Company, not just the service in the United States. The benefit will be reduced by any and all benefits accrued or accumulated while covered under any non-US plan in respect to any period of service that is counted as a year of service in this plan. The value of these non-US benefits is not readily accessible until retirement, and therefore the amount shown for EOSP II reflects the value of this benefit prior to these reductions.

(j)	Ms. Avedon, pursuant to the provisions of her employment arrangement, receives double credit for the first five years of employment (3.8% versus 1.9%) in determining her benefit. The increase in present value of benefits due to this provision is $500,231.

(k)	Mr. Hochhauser, pursuant to the provisions of his employment arrangement, receives double credit for the first five years of employment (3.8% versus 1.9%) in determining his benefit. The increase in present value of benefits due to this provision is $467,173.

(l)	Mr. Henkel’s credited years of service exceeded his actual years of service by 12 years pursuant to the provisions of his employment arrangement. Under his employment arrangement, Mr. Henkel’s benefit accrued at a rate such that he was entitled at age 62 to an annual benefit equivalent to 65% of his then final average compensation (less the pension benefit he received from his former employer).

(m)	On February 3, 2010, the Board of Directors agreed to amend the EOSP II to reset the rate to be used in calculating Mr. Henkel’s retirement benefit, in recognition of the critical role that he played in overseeing and managing an orderly transition of his role as Chief Executive Officer and because he agreed to remain in place until June 2010 to assist in the transition of his role of Chairman of the Board. Under the amendment, the 10-Year Treasury rate that was used was the rate as if he had retired on February 3, 2010. This amount represents the actual distribution that was made to Mr. Henkel in January 2011, including the interest that accrued on the benefit between his date of retirement and his date of payment.

(n)	On February 3, 2010, the Board of Directors agreed to amend the EOSP II to set the rate used in calculating Ms. Nachtigal’s retirement benefit, in recognition of her willingness to delay her retirement until mid-December to assist with the selection of her successor, to work with her successor to ensure an orderly transition and to assist the new President and Chief Executive Officer transition to his new role. Under this amendment, the rate that was used was the rate as if she had retired on February 3, 2010.

2010 NONQUALIFIED DEFERRED COMPENSATION

The Company’s EDCP Plans are unfunded nonqualified plans maintained for the purpose of making available the option to defer receipt of current compensation to a select group of key management or highly compensated employees. All amounts eligible for deferral are from annual salary, AIM program awards, PSP program awards and Employment Share awards. Elections to defer must be made prior to the beginning of the performance period. The Company has established a nonqualified grantor trust (the “trust”), with a bank as the trustee, to hold certain assets deferred under the EDCP Plans. These assets are considered general assets of the Company and are available to its creditors in the event of the Company’s insolvency. Amounts held in the trust are invested by the trustee using various investment vehicles.

Participants may defer up to 50% of annual salary, up to 97% of the AIM program award and up to 100% of the PSP program and Employment Share awards. All such deferral elections are irrevocable. Participants are offered certain investment options (approximately 60 mutual fund investments and ordinary share equivalents), and can choose how they wish to allocate their deferrals among those investment options. Participants are 100% vested in all amounts deferred, and bear the risk of any earnings and losses on such deferred amounts.

Generally, deferred amounts may be distributed upon a termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. Under the EDCP Plans, if a participant has completed 5 or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates with less than 5 years of service and the termination is not as a result of retirement, long-term disability or death, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of 5, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least 2 years after the end of the plan year for which they are deferring. In-service distributions can be received in 2 to 5 annual installments, or if no election is made, in a lump sum. For those participants who have investments in ordinary shares, the distribution of these assets will be in the form of stock, not cash.

The stock grant plan is a frozen long-term incentive plan pursuant to which participants received performance-based stock awards. Stock awards pursuant to this plan have not been awarded since fiscal year 2001. Participants had the option of electing to defer those awards until retirement. The only NEOs in the plan are Messrs. Henkel and Shawley, both of whom chose to defer receipt of substantially all their stock awards. Until the time of distribution, the stock awards accrue dividends in the form of ordinary shares. These dividends are also deferred and are paid out in stock at retirement. Mr. Henkel’s stock awards under this plan were distributed in January 2011.

Please refer to Compensation Discussion and Analysis for a description of the nonqualified Supplemental ESP.

The following table provides information regarding contributions, distributions, earnings and balances for each NEO under our nonqualified deferred compensation plans:

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last Fiscal Year End ($) (e)
M. W. Lamach
EDCP II	—	—	515,734	—	2,090,749
Supplemental ESP	—	94,717	118,012	—	483,393

S. R. Shawley
EDCP Plan I	—	—	354,516	—	1,437,182
EDCP Plan II	—	—	(102,373)	1,013,113	0
Supplemental ESP	—	59,540	108,720	—	472,761
Stock Grant Plan	—	—	189,740	—	800,813

D. P. M. Teirlinck
EDCP II	—	—	—	—	—
Supplemental ESP	—	38,146	27,061	—	114,580

M. J. Avedon
EDCP II	376,016	—	275,004	—	952,701
Supplemental ESP	—	36,472	38,051	—	157,961

S. B. Hochhauser
EDCP II	105,718	—	65,331	—	376,759
Supplemental ESP	—	49,846	35,826	—	146,407

H. L. Henkel
EDCP Plan I	—	—	2,597,664	—	10,530,739
EDCP Plan II	1,725,552	—	4,221,907	—	35,323,901
Supplemental ESP	—	170,310	(79,153)	—	2,034,915
Stock Grant Plan	—	—	2,641,553	—	10,890,065

P. Nachtigal
EDCP Plan I	—	—	445,017	—	3,192,083
EDCP Plan II	—	—	—		—
Supplemental ESP	—	45,851	136,388	—	607,985

(a)	The annual deferrals (salary, AIM & PSP) are all reflected in the Summary Compensation Table (in the Salary column, the Non-Equity Incentive Plan column and the Stock Awards column, respectively).

(b)	All of the amounts reflected in this column are included as compensation in the Summary Compensation Table in the “All Other Compensation” column.

(c)	Amounts in this column include gains and losses on investments as well as dividends on ordinary shares or ordinary share equivalents, and including, in the case of Messrs. Henkel and Shawley, dividends on past stock grant awards that have been deferred and the gain in value due to the change in the price of ordinary shares on December 31, 2009 and December 31, 2010. None of the earnings or losses reported in this column are included in the Summary Compensation Table.

(d)	In 2008, under the transition rules of Section 409A of the Internal Revenue Code, active participants in the EDCP Plan II were permitted to change the date payments of previously deferred compensation that was deferred on or after January 1, 2005 would be distributed to them. Mr. Shawley chose to receive a distribution from his EDCP Plan II in 2010 as permitted under this transition rule.

(e)	In the case of Messrs. Henkel and Shawley, this column also includes the value of the stock grants and accumulated dividends as of December 31, 2010, based on the average of the high and low price of the Company’s ordinary shares on December 31, 2010 ($47.165). The following table reflects the amounts reported in this column previously reported as compensation to the NEOs in the Company’s Summary Compensation Table in proxy statements for prior years. Each of Messrs. Henkel, Lamach, Shawley, Hochhauser and Teirlinck and Ms. Avedon and Ms. Nachtigal first became NEOs and therefore had their compensation reported in the Company’s proxy statements for fiscal years 2000 (Henkel), 2005 (Lamach), 2007 (Shawley), 2009 (Hochhauser), 2010 (Teirlinck and Avedon), and 2006 (Nachtigal).

Name	EDCP Plans ($)	Supplemental ESP ($)	Stock Grants ($)
M. W. Lamach	$1,529,086	$233,272	—
S. R. Shawley	$91,525	$103,784	—
D. P. M. Teirlinck	—	—	—
M. J. Avedon	—	—	—
S. B. Hochhauser	$227,223	$33,361	—
H. L. Henkel	$26,250,422	$1,512,440	$2,102,619
P. Nachtigal	$1,284,342	$240,291	—

POST EMPLOYMENT BENEFITS

The discussion and table below describe the compensation to which each of the active NEOs would be entitled in the event of termination of such executive’s employment, including termination following a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2010. The table does not include the pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and the Nonqualified Deferred Compensation table above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination. Since both Mr. Henkel and Ms. Nachtigal retired prior to the end of 2010, no values are shown for them.

Employment Arrangements and Severance.    The Company does not enter into employment contracts with all of its NEOs (other than the change in control agreements described below) and does not have a general severance policy applicable to all NEOs. All of the NEOs are entitled to benefits upon termination of their employment following a change in control. However, Messrs. Lamach and Hochhauser and Ms. Avedon are entitled to severance in the event of their involuntary termination without cause due to the terms of their employment agreements. Under the terms of his employment agreement in effect as of February 3, 2010, Mr. Lamach would be eligible for 24 months of base annual salary plus a prorated AIM award earned for the year of termination as determined and paid at the conclusion of the full performance year in accordance with the terms of the plan. In addition, any unvested awards from completed performance periods under the PSP would be vested and he would receive prorated awards (not to exceed target) from the PSP for the open performance cycles at the end of the respective performance cycles. These awards would be based on actual performance in accordance with the terms of the plan. Mr. Lamach would also fully vest in the special retention grant of 100,000 options awarded to him on June 6, 2008. If he is terminated within 5 years following his employment date, Mr. Hochhauser would be eligible for 18 months of base annual salary (this is reduced to 12 months of base salary if termination is after 5 years of employment) plus a pro-rata AIM and PSU award (not to exceed target), paid at the conclusion of the full performance year in accordance with the terms of the plan(s). Ms. Avedon would receive 18 months of base salary (this is reduced to 12 months of base salary if termination is after 5 years of employment) plus a full AIM payment (not to exceed target) and a pro-rated PSU award, paid at the conclusion of the full performance year in accordance with the terms of the plan.

Change in Control.    The Company has entered into change in control agreements with each of its officers (a total of 17 employees at year-end) which provide for certain payments if the employment of a particular officer is terminated without “cause” (as defined in the change in control agreements) or the officer resigns for “good reason” (as defined in the change in control agreements), in each case, within two years following a change in control of the Company.

A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock, (ii) the directors serving at the time the change in control agreements were executed (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board of Directors, (iii) the consummation of a merger or consolidation of the Company with any other corporation in which the Company’s voting securities outstanding immediately prior to such merger or consolidation represent 50% or less of the combined voting securities of the Company immediately after such merger or consolidation, (iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer, or (v) any other event that the continuing directors determine to be a change in control; provided however, with respect to (i) through (iv) above, there shall be no change in control if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.

Pursuant to the change in control agreement, each NEO would receive a lump sum equal to his or her annual salary and AIM award for the completed fiscal year for which payout has not occurred. In addition, upon his or her termination of employment within two years following a change in control, each NEO is entitled to a lump sum severance payment from the Company equal to, in the case of the Chief Executive Officer (CEO) and Chief Financial Officer (CFO), three times the sum of (a) the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the reduction of the NEO’s annual salary after the change in control and (b) the NEO’s target AIM award for the year of termination or, if higher, the average of the AIM award amounts beginning three years immediately preceding the change in control and ending on the termination date. In addition, each NEO is entitled to a lump sum payment equal to, in the case of the CEO and CFO, three times the target PSU award for the year of termination multiplied by the share price received in the change in control transaction or, if higher, the average of the three awards beginning three years immediately preceding the change in control event and ending on the termination date. For the 2010 performance period, each NEO is entitled to a lump sum cash payment of the PSU award equal to either three or two and one-half times (depending on their position) of the target amount of the most recent PSU award assigned to the NEO, or if greater, the cash value of the average of the amounts of the last three PSU awards granted and paid to the NEO immediately preceding his or her termination. For Sector Presidents and Senior Vice Presidents, in this case Messrs. Hochhauser and Teirlinck and Ms. Avedon, the calculation to arrive at the severance and target PSU award payment is a two and one-half multiple. For all other officers, the multiple to determine the severance and target PSU award payment is two times. The PSU payout is in lieu of any rights to the PSU awards the NEO has under the terms of the 2007 incentive stock plan. The inclusion of the PSU target award as part of the severance calculation has been eliminated from the form of the change in control agreements for any new officer who first becomes eligible for one of these agreements on or after May 19, 2009. The officers will also be able to participate in the Company’s welfare employee benefit programs for the severance period (three years for Messrs. Lamach and Shawley and two and one-half years for Messrs. Hochhauser and Teirlinck and Ms. Avedon). For purposes of calculating the officer’s nonqualified pension benefits, three years will be added to both the officer’s age and service with the Company under the EOSP Plan II. For purposes of determining eligibility for post-retirement welfare benefits, the officer will be credited with any combination of additional years of service and age, not exceeding 10 years, to the extent necessary to qualify for such benefits. Subject to certain limitations, the Company would pay the excise taxes incurred by the individual as a result of the change in control payment. The excise tax payment has been eliminated from the form of the change in control agreements for any officer who first becomes eligible for these agreements on or after May 19, 2009.

Enhanced Retirement Benefits.    An officer is vested in EOSP Plan II upon the earlier of (i) the attainment of age 55 and the completion of 5 years of service, (ii) attainment of age 62, (iii) death or (iv) change in control. A termination within two years following a change in control also triggers the payment of an enhanced benefit (as described above). Benefits under the EOSP II Plan are forfeited in the event of termination for cause. In order to be eligible for an EOSP Plan II benefit in the event of disability, a participant must remain disabled until age 65. An officer becomes vested in both the Pension Plan and the Supplemental Pension Plan II upon the completion of 5 years of service. To be entitled to a benefit under the Supplemental Pension Plan I, an officer had to have completed 5 years of service prior to December 31, 2004. Mr. Shawley was the only active NEO who met the vesting requirement of Supplemental Pension Plan I. As of December 31, 2010, Messrs. Lamach and Teirlinck were not vested in the EOSP Plan II and Mr. Hochhauser and Ms. Avedon were not vested in the EOSP Plan II, the Supplemental Pension Plan II or the Pension Plan.

Health Benefits.    In the event of a change in control, health benefits are provided, which include the cost of both active health and welfare benefits for the severance period (three years for Messrs. Lamach and Shawley and two and one-half years for Messrs. Hochhauser and Teirlinck and Ms. Avedon), as well as retiree medical, if applicable. In order to qualify for retiree medical benefits, an employee must have attained age 55 and completed 15 years of service at the time of termination and must have their age and years of service as of December 31, 2002, when added together, equal 50. In the event of termination without cause, the NEOs who are not eligible for retiree medical coverage would receive standard COBRA benefits for eighteen months. For Mr. Shawley, the only active NEO who is retirement eligible under the terms of the retiree medical plan, the cost of coverage under the change in control scenario is less than under the other scenarios (except death) due to the coverage under health and welfare benefits for active employees for a period of three years, which would place him at a closer point in time to eligibility for Medicare coverage, at which point Medicare becomes the primary coverage and the Company’s insurance becomes secondary. In the event of death, only married, retirement eligible participants (Mr. Shawley) would be eligible to have health benefits extended to their beneficiaries.

POST EMPLOYMENT BENEFITS TABLE

Compensation Components	Voluntary Resignation/ Retirement ($)	Involuntary w/o Cause ($)	Involuntary w/Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Severance(a)
Lamach		$3,500,000		$7,500,000
Shawley				$3,450,000
Teirlinck				$2,612,500
Avedon		$1,046,250		$2,034,375
Hochhauser		$1,296,000		$2,565,000
2010 Earned But Unpaid AIM Awards(b)
Lamach				$1,552,350
Shawley				$624,795
Teirlinck				$448,025
Avedon				$378,952
Hochhauser				$379,955
PSP Award Payout(c)
Lamach		$5,559,649		$8,250,000
Shawley				$2,775,000
Teirlinck				$1,500,000
Avedon		$2,164,633		$1,162,500
Hochhauser		$3,093,609		$1,500,000
Value of Accelerated Vesting of Equity Awards(d)
Lamach		371,000		$7,664,197
Shawley				$1,197,658
Teirlinck				$2,258,918
Avedon				$1,968,995
Hochhauser				$2,735,814
Enhanced Retirement Benefits(e)
Lamach				$5,226,027
Shawley				$2,158,034
Teirlinck				$1,486,836
Avedon				$832,618
Hochhauser				$1,276,719
Outplacement(f)
Lamach		$20,000		$100,000
Shawley		$20,000		$100,000
Teirlinck		$20,000		$100,000
Avedon		$20,000		$100,000
Hochhauser		$20,000		$100,000
Health Benefits(g)
Lamach				$28,577
Shawley	$133,000	$133,000	$133,000	$124,577	$133,000	$72,000
Teirlinck				$23,814
Avedon				$23,814
Hochhauser				$23,814
Gross-Up(h)
Lamach				$15,452,825
Shawley				$5,521,711
Teirlinck				$3,121,398
Avedon				$2,726,966
Hochhauser				$3,356,819

	Voluntary Resignation/ Retirement ($)	Involuntary w/o Cause ($)	Involuntary w/Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Total Direct Cost to Company
Lamach	$0	$9,450,649	$0	$45,773,976	$0	$0
Shawley	$133,000	$153,000	$133,000	$15,951,775	$133,000	$72,000
Teirlinck	$0	$20,000	$0	$11,551,491	$0	$0
Avedon	$0	$3,230,883	$0	$9,228,220	$0	$0
Hochhauser	$0	$4,409,609	$0	$11,938,121	$0	$0

(a)	For the amounts shown in both the “Involuntary Without Cause” and “Change in Control” columns, refer to the description of how severance is calculated in the section above, entitled Post Employment Benefits.

(b)	These amounts represent the earned but unpaid AIM awards at December 31, 2010, the date the change in control is assumed to have occurred.

(c)	For the “Involuntary Without Cause” column, these amounts represent the cash value of the prorated PSU award payout to Messrs. Lamach and Hochhauser and Ms. Avedon as of December 31, 2010. For the “Change in Control” column these amounts represent the cash value of the PSU award payout, based on the appropriate multiple, as of December 31, 2010, the date the change in control is assumed to have occurred.

(d)	For the non-retirement eligible NEOs (all NEOs other than Mr. Shawley), these amounts represent the in-the-money value of options as well as unvested RSUs that would be immediately vested as a result of a termination following a change in control and in the case of Mr. Lamach, the cash value of his special retention grant of 100,000 options awarded to him on June 6, 2008 that would be immediately vested upon an involuntary termination without cause. For options issued pursuant to the Incentive Stock Plan of 2007, this value was determined by multiplying the number of unvested options by the difference between the highest fair market value of the ordinary shares on the assumed change in control date of December 31, 2010 ($47.165) and the relevant option exercise price. Unvested RSUs are valued using the closing price of ordinary shares as of December 31, 2010 ($47.09). Because Mr. Shawley is retirement eligible, he would continue to vest in his options and RSUs after termination of employment for any reason other than cause, and therefore the amount in this column reflects only the value of vesting earlier than the originally scheduled dates in his options and RSUs using the methodology employed for calculations under Section 280G of the Code. The in-the-money value of the accelerated equity for Mr. Shawley (the only retirement eligible NEO) in the event of termination following a change in control, calculated on the same basis as the amounts shown for the non-retirement eligible NEOs, would be $3,580,795. For details on treatment of outstanding equity awards in the event of retirement, death or disability, please refer to the footnotes to the Outstanding Equity Awards Table.

(e)	In the event of a change in control of the Company and a termination of the NEOs, the present value of the pension benefits under the EOSP Plan II and Supplemental Pension Plans would be paid out as lump sums. While there is no additional benefit to the NEOs as a result of either voluntary retirement/resignation and/or involuntary resignation without cause, there are differences (based on the methodology mandated by the SEC) between the numbers that are shown in the Pension Benefits Table and those that would actually be payable to the NEO under these termination scenarios.

(f)	For the period following an NEO’s termination date after a change in control until December 31 of the second calendar year following the calendar year during which the termination occurred, the Company will reimburse the NEO for all reasonable expenses actually incurred for professional outplacement services by qualified consultants, subject to a maximum amount of $100,000. In the event of any other termination without cause, the NEO would be eligible for outplacement services for a six month period provided that the sum of these services cannot exceed $20,000.

(g)	For the severance period following a change in control, the Company will continue to cover the cost of the active health benefits for the NEOs. Of the NEOs, only Mr. Shawley is entitled to retiree medical coverage as of December 31, 2010. In the event of termination without cause, the NEOs who are not eligible for retiree medical coverage would have standard COBRA coverage for eighteen months.

(h)	Pursuant to the change in control agreements, if any payment or distribution by the Company to the NEOs is determined to be subject to the excise tax imposed under Section 4999 of the Code, they would be entitled to receive from the Company a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company does not generally engage in transactions in which its executive officers, directors or nominees for directors, any of their immediate family members or any of its 5% stockholders have a material interest. Pursuant to the Company’s written related person transaction policy, any such transaction must be reported to management, which will prepare a summary of the transaction and refer it to the Corporate Governance and Nominating Committee for consideration and approval by the disinterested directors. The Corporate Governance and Nominating Committee reviews the material terms of the related person transaction, including the dollar values involved, the relationships and interests of the parties to the transaction and the impact, if any, to a director’s independence. The Corporate Governance and Nominating Committee only approves those transactions that are in the best interest of the Company. In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company. Any waiver of the Code of Conduct for any executive officer or director requires the approval of the Company’s Board of Directors. Any such waiver will, to the extent required by law or the NYSE, be disclosed on the Company’s website at www.ingersollrand.com or on a current report on Form 8-K. No such waivers were requested or granted in 2010.

During 2010, Carnegie Mellon University, where Dr. Cohon, one of our directors, is president, purchased $387,883 worth of equipment and services from Trane, a subsidiary of the Company.

We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors”) and the reimbursement of expenses relating to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of the Company’s common stock, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the year 2010.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal by a shareholder intended to be presented at the 2012 Annual General Meeting of shareholders of the Company must be received by the Company at its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Attn: Secretary, no later than December     , 2011, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2012 proxy statement.

The Company’s Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be made following written notice to the Secretary of the Company accompanied by certain background and other information specified in the Articles of Association. In connection with any annual general meeting, written notice of a shareholder’s intention to make such nominations must be given to the Secretary of the Company not later than the date which is 90 days in advance of the anniversary of the immediately preceding annual general meeting or, if the date of the annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of such immediately preceding annual general meeting, not later than the seventh day after the date on which notice of such annual general meeting is given.

The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in the Company’s Corporate Governance Guidelines attached as Appendix C to this Proxy Statement, all candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our Proxy Statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company, or by email at irboard@irco.com.

HOUSEHOLDING

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Attention: Secretary or by accessing it at the Company’s website at www.ingersollrand.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Dated: April     , 2011

Appendix A

Directions to the Annual Meeting

Directions from Dublin to Adare Manor Hotel & Golf Resort (3 Hours)

•	Take the N7 from Dublin to Nenagh (in Co. Tipperary).

•	From Nenagh, continue along the N7 until you reach Limerick City.

•	Once you reach Limerick City, look for the signs for the N21 (South Side of Limerick City), follow this road which runs through the village of Adare.

•	Adare Manor Hotel & Golf Resort is on the left-hand side as you approach the village.

Directions from Shannon Airport to Adare Manor Hotel & Golf Resort (25 mins)

•	Follow the N18 from Shannon Airport to Limerick City.

•	Continue through the Limerick Tunnel, this is a Toll road, there is a charge of €1.80 for all cars.

•	Leave the N18 at Junction 1 (signposted Cork)

•	Continue on the N21(signposted Tralee) to the Village of Adare.

•	Adare Manor Hotel & Golf Resort is on the left-hand side as you approach the village.

A-1

Appendix B

INGERSOLL-RAND PLC

SENIOR EXECUTIVE PERFORMANCE PLAN

(Amended and Restated as of January 1, 2011)

This Is the Senior Executive Performance Plan (the “Plan”) of Ingersoll-Rand plc, a company organized under the laws of Ireland (the “Company”), for the payment of annual cash incentive compensation to designated employees.

SECTION 1. DEFINITIONS:

As used in the Plan, the following terms have the following meanings:

BOARD: The Board of Directors of the Company.

CODE: The United States Internal Revenue Code of 1986, as amended.

COMMITTEE: The Compensation Committee of the Board; PROVIDED, HOWEVER, that, notwithstanding any provision of the Plan to the contrary, with respect to a participant who is a member of the Board the term Committee shall mean all of the Outside Directors on the Board, all of whose actions hereunder shall be based upon recommendations of the Compensation Committee of the Board.

CONSOLIDATED OPERATING INCOME: The Company’s consolidated operating income from continuing operations as shown in the Company’s audited annual consolidated statement of income, adjusted for any nonrecurring gains/losses included in operating income from continuing operations including, but not limited to, restructuring charges and asset impairments. Consolidated operating income will exclude the effects of any changes in accounting principles as determined in accordance with generally accepted accounting principles.

EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

OUTSIDE DIRECTORS: The meaning ascribed to such term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

PERFORMANCE PERIOD: The period from January 1st through December 31st.

SECTION 2. OBJECTIVES:

The objectives of the Plan are to:

(a) recognize and reward on an annual basis the Company’s senior executive officers for their contributions to the overall profitability of the Company; and

(b) qualify compensation under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

SECTION 3. ADMINISTRATION: The Plan will be administered by the Committee. The Committee shall contain at least three members, each of whom shall be an Outside Director. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

SECTION 4. PARTICIPATION: The Participants in the Plan for each Performance Period shall be those individuals who on the last day of the Company’s fiscal year coincident with such Performance Period are (a) the chief executive officer of the Company (or person acting in such capacity), (b) the chief financial officer of the Company or (c) among the three highest compensated executive officers (other than the chief executive officer or the chief financial officer), each as determined pursuant to the executive compensation disclosure rules under the Exchange Act.

SECTION 5. PERFORMANCE CRITERIA; MAXIMUM AMOUNT PAYABLE TO ANY EXECUTIVE: The performance criteria used to determine incentives payable under the Plan for any Performance Period year shall be the Company’s achievement of Consolidated Operating Income for that Performance Period. The maximum amount payable to each participant under the Plan for a given Performance Period shall be 0.6% of Consolidated Operating Income for the chief executive officer and 0.3% of Consolidated Operating Income for each other participant.

SECTION 6. DETERMINATION OF PARTICIPANTS’ INCENTIVE PAYOUTS:

The Committee shall have sole discretion to determine payouts under the Plan. Final payouts are subject to the approval of the Committee and shall occur as provided in Section 7 hereof. The Committee shall have the right to reduce or cancel any payout that would otherwise be due to a participant if, in its sole discretion, the Committee deems such action warranted based on other circumstances relating to the performance of the Company or the participant. A participant shall not be entitled to any annual incentive payment except in accordance with the terms and conditions of the Plan.

SECTION 7. TIME AND FORM OF PAYMENT:

(a) Except as provided in paragraph (b) of this Section 7, awards will be paid in cash, net of required withholding taxes, in the calendar year following the Performance Period and as soon as practicable following the public announcement by the Company of its financial results for the fiscal year and written certification from the Committee that the goals described in Section 5 hereof have been attained.

(b) A participant in the Plan may elect to defer payment of all or any portion of an incentive award pursuant to the terms and conditions of any deferral program adopted by the Committee, which shall be designed to comply with Section 409A of the Code. Such deferral program may provide for a reasonable rate of interest or a return based on one or more predetermined actual investments (whether or not the assets associated with the amount originally deferred are actually invested in them).

SECTION 8. TERMINATION OF EMPLOYMENT: In the event of a participant’s termination of employment for any reason during a Performance Period, the Committee, in its discretion, may provide that the participant (or his or her beneficiary) receive, after the end of the Performance Period, all or any portion of the performance bonus to which the participant would otherwise have been entitled upon achievement of the applicable performance criteria, but subject to reduction in accordance with Section 6 hereof.

SECTION 9. RECOUPMENT: The Committee may direct the Company to recover any awards paid under the SEPP from a participant or former participant who engages in fraud or intentional misconduct that results in a need for the Company to restate its financial statements.

SECTION 10. MISCELLANEOUS:

(a) AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a performance bonus for a Performance Period already ended or be effective without approval of the Company’s shareholders if, and to the extent, required under Section 162(m) of the Code, other applicable law or the rules of any stock exchange on which the shares of the Company are listed.

(b) NO ASSIGNMENT. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the Plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

(c) NO RIGHTS TO EMPLOYMENT. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries or associated corporations or affect the right of any such employer to dismiss any employee.

(d) BENEFICIARY DESIGNATION. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of the participant’s death.

(e) PLAN UNFUNDED. The entire cost of the Plan shall be paid from the general assets of the Company or its subsidiaries. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company, its subsidiaries, the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company and its subsidiaries to meet and discharge Plan liabilities, nor shall the Company or its subsidiaries be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

(f) APPLICABLE LAW. The Plan and all rights there under shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to conflict of law principles of such state

Appendix C

INGERSOLL-RAND PUBLIC LIMITED COMPANY

CORPORATE GOVERNANCE GUIDELINES

The following corporate governance guidelines and the charters of the committees of the Board of Directors of the Company, have been approved by the Board of Directors and provide the framework for the corporate governance of the Company.

Role of the Board of Directors

The Company’s business is managed under the direction of the Board of Directors. The Board delegates to the Chief Executive Officer, and through that individual to other senior management, the authority and responsibility for managing the Company’s business. The Board’s role is to oversee the management and governance of the Company and to monitor senior management’s performance.

Among the Board’s core responsibilities are to:

•	Select individuals for Board membership and evaluate the performance of the Board, Board committees and individual directors.

•	Select, monitor, evaluate and compensate senior management.

•	Assure that management succession planning is adequate.

•	Review and approve significant corporate actions.

•	Review and monitor implementation of management’s strategic plans.

•	Review and approve the Company’s annual operating plans and budgets.

•	Monitor corporate performance and evaluate results compared to the strategic plans and other long-range goals.

•	Review the Company’s financial controls and reporting systems.

•	Review and approve the Company’s financial statements and financial reporting.

•	Review the Company’s ethical standards and legal compliance programs and procedures.

•	Oversee the Company’s management of enterprise risk.

•	Monitor relations with shareholders, employees, and the communities in which the Company operates.

Board Size and Composition

The Board of Directors is comprised of such number of directors as the Board deems appropriate to function efficiently as a body, subject to the Company’s Articles of Association. The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications.

The Board is made up of a substantial majority of independent, non-employee directors and the Board considers this to be the appropriate structure. The Board establishes principles and procedures to determine whether or not any particular director is independent in accordance with applicable regulations and the requirements of the New York Stock Exchange. The standards currently in effect for determining the independence of individual directors are attached as Exhibit I to these Corporate Governance Guidelines.

Selection of Directors

Under the Articles of Association, the Board of Directors has authority to fill vacancies in the Board and appoint additional directors (in each case subject to their re-election at the next annual general meeting) and to nominate candidates for election by the shareholders. The screening process is done by the Corporate Governance and Nominating Committee with direct input from the Chairman and CEO and from the other directors and from time to time with the assistance of director search firms. In considering candidates for director, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including, among other things, breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for Board membership for consideration by the Corporate Governance and Nominating Committee. Such recommendations should be sent to the Committee, care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Chairman of the Board and CEO

The positions of Chairman of the Board and CEO are held by the same person, except in unusual circumstances, such as during a CEO transition. This policy has worked well for the Company. It is the Board’s view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board of Directors, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.

Lead Director

It is the policy of the Board that a Lead Director be appointed for a three-year minimum term from among the Company’s independent directors. The Lead Director shall have the roles and responsibilities set forth in Exhibit II to these Corporate Governance Guidelines.

Committees of the Board

The Board of Directors has the following committees: Audit, Compensation, Corporate Governance and Nominating, and Finance. All committees have written, Board-approved charters detailing their responsibilities and the extent to which they have been delegated powers of the Board of Directors. Only non-employee directors serve on these committees. Chairpersons and members of these four committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, committee members meet privately with representatives of the Company’s independent auditors, and with the Company vice president responsible for the internal audit function. At least once a year, the Audit Committee meets privately with the Company’s chief compliance officer.

The Audit Committee meets at least eight times each year, and the Compensation, Finance and Corporate Governance and Nominating Committees each meet at least four times each year. Additional committee meetings are called as required.

Board Agenda and Meetings

The Chairman establishes the agendas for the Board meetings in conjunction with the Lead Director. Each director is free to suggest items for inclusion in the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Board materials relating to agenda items are provided to Board members in advance of meetings to allow the directors to prepare for discussion of matters at the meeting. The Board reviews and approves the Company’s yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. At an expanded Board meeting once a year, the Board reviews in depth the Company’s long-range strategic plan. At the expanded meeting, it also reviews senior management development and succession planning.

Management presentations are made to the Board and its committees regularly on various aspects of the Company’s operations. The directors have unrestricted access to management and corporate staff.

Executive Sessions of Non-employee Directors

The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for the employee directors. The non-employee directors also meet as necessary, but at least twice a year, in executive session to consider such matters as they deem appropriate without management being present.

Director Orientation and Continuing Education

In order to become familiar with the Company, as well as the functioning of the Board of Directors, newly-appointed directors receive a variety of materials, including a Directors’ Handbook, which provide an overview of the Company, its operations and organization. They are also provided with access to key management personnel to provide additional information, including significant issues currently facing the Company. Management will also maintain a program to keep directors up to date on legal, regulatory and other matters relevant to their positions as directors of a large publicly-held corporation.

Director Compensation and Stock Ownership

The Corporate Governance and Nominating Committee periodically reviews the Board of Directors’ compensation and benefits and compares them with director compensation and benefits at peer companies. It is the Board of Directors’ policy that directors be required to spend at least $50,000 annually to purchase shares of Company stock until they have acquired 20,000 shares. Once attaining the 20,000 share ownership level, directors are then required to retain ownership of a minimum of 20,000 shares until their resignation or retirement from the Board. It is also the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director.

CEO Performance Evaluation

At the beginning of each year, the CEO presents his or her performance objectives for the upcoming year to the non-employee directors for their approval. At the end of the year, the non-employee directors then meet privately to discuss the CEO’s performance for the current year against his or her performance objectives. The non-employee directors use this performance evaluation in the course of their deliberations when considering the compensation of the CEO. The non-employee directors and the CEO then meet to review the CEO’s performance evaluation and compensation.

Chief Executive Officer Succession

The Board of Directors views CEO selection as one of its most important responsibilities. To assist the Board in succession planning, the CEO reports at least annually to the Board providing an assessment of senior managers and their potential to succeed the CEO, either in the event of a sudden emergency or in anticipation of the CEO’s future retirement.

Director Retirement

Each non-employee director must retire at the annual general meeting immediately following his or her 75th birthday. Directors who change the occupation they held when initially elected must offer to resign from the Board. At that time, the Corporate Governance and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances and makes a recommendation to the Board. Employee directors, including the CEO, must retire from the Board at the time of a change in their status as an officer of the Company, unless the policy is waived by the Board.

Board and Board Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Corporate Governance and Nominating Committee assists the Board in evaluating its performance as a whole and the performance of its committees. Each Board committee is also responsible for conducting an annual evaluation of its performance. The effectiveness and contributions of individual directors are considered each year when the directors stand for renomination.

Board Memberships

The CEO and other members of senior management must seek the approval of the Board (or the Board committee to which this responsibility has been delegated), before accepting outside board memberships with for-profit entities.

Non-employee directors must advise the Chairman of the Board and the Chair of the Corporate Governance and Nominating Committee if they are being considered for election or appointment to a board of directors of another publicly-held company. The Corporate Governance and Nominating Committee will determine whether the new board membership is compatible with continued service on the Company’s Board. It is the policy of the Board to limit the number of board seats that non-executive directors can hold at other publicly held companies to four, except that any new board members shall be given a reasonable transition period to come into compliance with the policy.

Independent Advice

The Board or a committee of the Board may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the CEO.

Code of Conduct

The Company will maintain a code of business conduct and ethics which will articulate for employees, shareholders, customers and suppliers the standards of conduct, including conflicts of interest matters, to which the Company expects to adhere. Directors will also be required to abide by the code of conduct. Any waivers of the conflict of interest requirements of such code in favor of a director or executive officer will be subject to approval by the Board. In the case of the consideration of such a waiver in favor of a director, such director shall not participate in the deliberation or vote relating to such waiver.

Internal Audit Function

The Company will maintain an internal audit function whose head will report directly to the Audit Committee. The internal audit function is responsible for bringing a systematic, disciplined approach to evaluate the effectiveness of risk management, control and governance processes. Its duties include monitoring the compliance by Company operations with the Company’s internal controls and identifying any deficiencies in the design or operation of such internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data.

EXHIBIT I

Guidelines for Determining Independence of Directors

(A) A director will not be deemed “independent” if: (i) the director is affirmatively determined by the board of directors of the Company to have a material relationship to the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company); (ii) the director is or was within the last three years employed by the Company or any of its subsidiaries; (iii) an immediate family member of the director is or was within the last three years employed by the Company or any of its subsidiaries as an executive officer; (iv) the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $120,000 in direct compensation (other than director and Board committee fees and pension or other forms of deferred compensation not contingent on continued service as a director from the Company and its subsidiaries), provided, however that for purposes of this subparagraph (iv), compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) shall not be included in determining a director’s independence; (v) the director, or an immediate family member of the director, is a current partner of a firm that is the Company’s internal or external auditor; (vi) the director is a current employee of such audit firm; (vii) an immediate family member of the director is a current employee of such audit firm and personally works on the Company’s audit; (viii) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such audit firm and personally worked on the Company’s audit within that time; (ix) an executive officer of the Company is or was within the last three years on the compensation committee of the board of directors of a company that employed the director, or an immediate family member of the director, as an executive officer at the same time; or (x) the director is a current employee, or has an immediate family member who is a current executive officer, of a company or tax exempt organization having any of the relationships with the Company described in paragraph (B) below.

(B) The following commercial or charitable relationships are considered to be material relationships that would impair a director’s independence: (i) if a director is a current employee, or an immediate family member of a director is a current executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, is greater than $1 million, or 2% of the other company’s consolidated gross revenues or (ii) if a director is a current employee, or an immediate family member of a director is a current executive officer, of a tax exempt organization, and the Company’s discretionary charitable contributions to the organization in the aggregate are greater than $1 million, or 2% of that organization’s consolidated gross revenues. (The amount of any “match” of charitable contributions under the Company’s matching gifts program will not be included in calculating the amount of the Company’s contributions for this purpose.) The Board will annually review all commercial and charitable relationships of directors.

(C) For relationships other than those of the types described in (A) and (B), the determination of whether the director has a material relationship with the Company, and therefore may not be independent, will be made in good faith by the directors who satisfy the guidelines set forth in such preceding paragraphs.

(D) For purposes of these guidelines the term “immediate family member” includes an individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such individual’s house.

(E) For purposes of these guidelines the term “executive officer” shall have the same meaning as the term “officer” in Rule 16a-1(f) of the Securities Exchange Act of 1934.

EXHIBIT II

INGERSOLL-RAND PLC

Lead Director

Board Role

The Lead Director coordinates the activities of all of the Board’s independent directors. The Lead Director is the principal confidant to the CEO and ensures that the Board has an open, trustful relationship with the company’s senior management team. In addition to the duties of all Directors, as set forth in the Company’s Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	Chair the meetings of the independent directors when the Chairman is not present;

•	Ensure the full participation and engagement of all Board members in deliberations;

•	Lead the Board in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal;

•	Counsel the CEO on issues of interest/concern to directors and encourage all directors to engage the CEO with their interests and concerns;

•

Work with the CEO to develop an appropriate schedule of Board meetings, seeking to ensure that the directors can perform their duties responsibly, while not interfering with the flow of Company operations;

•	Work with the CEO to develop the Board and Committee agendas and approve the final agendas;

•

Keep abreast of key Company activities and advise the CEO as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

•	Engage consultants who report directly to the Board and assist in recommending consultants that work directly for Board Committees;

•	Work in conjunction with the Corporate Governance and Nominating Committee in compliance with Governance Committee processes to interview all Board candidates and make recommendations to the Board;

•

Assist the Board and Company officers in assuring compliance with and implementation of the Company’s Governance Guidelines; work in conjunction with the Corporate Governance Committee to recommend revisions to the Governance Guidelines;

•	Coordinate, develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the CEO on sensitive issues;

•	Work in conjunction with the Corporate Governance and Nominating Committee to identify for appointment the members of the various Board Committees, as well as selection of the Committee chairs;

•	Make commitment to serve in role of Lead Director for a minimum of three years; and

•	Help set the tone for the highest standards of ethics and integrity.

Updated by the Board: February 2, 2011

INGERSOLL-RAND PLC 170/175 LAKEVIEW DR. AIRSIDE BUSINESS PARK SWORDS, CO. DUBLIN IRELAND

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 pm. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 pm. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M33179-P10554-Z55088 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INGERSOLL-RAND PLC
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors	For	Against	Abstain
	Nominees:
	1a. A. C. Berzin 1b. J. Bruton 1c. J. L. Cohon 1d. G. D. Forsee	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐		1j. R. J. Swift 1k. T. L. White		For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
	1e. P. C. Godsoe	☐	☐	☐	2.	Approval of a new Senior Executive Performance Plan		☐	☐	☐
	1f. E. E. Hagenlocker 1g. C. J. Horner	☐ ☐	☐ ☐	☐ ☐	3.	Advisory vote on the compensation of the Company’s named executive officers		☐	☐	☐
	1h. M. W. Lamach	☐	☐	☐	The Board of Directors recommends you vote 1 year on the following proposal:		1 Year	2 Years	3 Years	Abstain
	1i. T. E. Martin	☐	☐	☐	4.	Advisory vote on the frequency of the advisory vote on the compensation of our named executive officers	☐	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No		5.	Approval of authority for the Company and/or any subsidiary of the Company to make market purchases of Company Shares		☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.					6.	Approval of the appointment of independent auditors and authorization of the Audit Committee to set the auditors’ remuneration		☐	☐	☐

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING,

IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

INGERSOLL-RAND PLC

ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 2, 2011

2:30 P.M., local time

Adare Manor Hotel

Adare

County Limerick

Ireland

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

PLEASE SEE APPENDIX A OF THE PROXY STATEMENT FOR DIRECTIONS.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE

ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M33180-P10554-Z55088

INGERSOLL-RAND PLC

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint(s) MICHAEL W. LAMACH, STEVEN R. SHAWLEY AND BARBARA A. SANTORO, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all ordinary shares of Ingersoll-Rand PLC (the “Company”) which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at the Adare Manor Hotel, Adare, County Limerick, Ireland, on Thursday, June 2, 2011, at 2:30 P.M., local time, or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, dated April     , 2011, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN THE MANNER RECOMMENDED BY THE COMPANY’S BOARD OF DIRECTORS ON ALL MATTERS AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

This card also constitutes your voting instructions with respect to ordinary shares held in accounts under the Ingersoll-Rand Company Employee Saving Plan, the Ingersoll-Rand Company Employee Saving Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan. If you do not vote, your proxy will be voted in accordance with the terms of the applicable plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side